                                                                Exhibit 10(ii)25


                            STOCK PURCHASE AGREEMENT

                                  by and among

                              THE IT GROUP, INC.,

                       EVERGREEN ACQUISITION SUB I, INC.

                              W & H PACIFIC, INC.,

                              JEFFREY M. DAGGETT,

                                WILLIAM M. JABS,

                                      and

                 ALL OTHER SHAREHOLDERS OF W & H PACIFIC, INC.



                                 April 3, 2000

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
ARTICLE I PURCHASE AND SALE OF THE SHARES..................................    1

     1.1   Purchase and Sale...............................................    1
     1.2   Purchase Price..................................................    2
     1.3   Closing Date Audit..............................................    4

ARTICLE II THE CLOSING.....................................................    4

     2.1   Date and Place of Closing.......................................    4
     2.2   Deliveries at Closing...........................................    5
     2.3   Appointment of Shareholder Representatives......................    5

ARTICLE III REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS.............    5

     3.1   Title to the Shares.............................................    6
     3.2   Authority to Execute and Perform Agreements.....................    6
     3.3   No Conflict.....................................................    6
     3.4   Actions and Proceedings.........................................    6

ARTICLE IV  REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
  SHAREHOLDERS REGARDING THE COMPANY.......................................    7

     4.1   Organization and Existence......................................    7
     4.2   Authorization...................................................    7
     4.3   Capitalization; Voting Rights...................................    7
     4.4   Title to and Condition of Assets................................    8
     4.5   Real Property...................................................    8
     4.6   Intellectual Property...........................................    9
     4.7   Financial Statements............................................    9
     4.8   No Conflict.....................................................    9
     4.9   Conduct of Business.............................................   10
     4.10  Labor Matters...................................................   10
     4.11  Employee Benefits...............................................   11
     4.12  Contracts; Clients..............................................   12
     4.13  Compliance with Applicable Laws.................................   13
     4.14  Environmental Compliance........................................   13
     4.15  No Undisclosed Liabilities......................................   15
     4.16  Litigation......................................................   15
     4.17  Consents of Third Parties.......................................   16
     4.18  Insurance.......................................................   16
     4.19  Taxes...........................................................   16
     4.20  Certain Affiliate Transactions..................................   18

     4.21  Absence of Certain Business Practices...........................   18
     4.22  Brokers.........................................................   18
     4.23  Government Contracts............................................   18
     4.24  Permits.........................................................   19
     4.25  Subsidiaries....................................................   19
     4.26  Accounts Receivable.............................................   19

ARTICLE V REPRESENTATIONS AND WARRANTIES OF THE PURCHASER..................   19

     5.1   Organization and Existence......................................   20
     5.2   Corporate Authorization.........................................   20
     5.3   Non-Contravention...............................................   20
     5.4   Consent of Lender...............................................   20
     5.5   Financial Sophistication........................................   20

ARTICLE VI COVENANTS OF THE COMPANY AND  THE PRINCIPAL SHAREHOLDERS........   21

     6.1   Conduct of the Business; Distributions..........................   21
     6.2   Access to Information...........................................   22
     6.3   Maintenance of Insurance Policies...............................   23
     6.4   Exclusivity.....................................................   23
     6.5   ESOP............................................................   23
     6.6   Delivery of Schedules...........................................   23

ARTICLE VII CONDITIONS TO CLOSING..........................................   24

     7.1   Conditions to the Purchaser's Obligations.......................   24
     7.2   Conditions to the Obligations of the Company and the
           Shareholders....................................................   26

ARTICLE VIII INDEMNIFICATION AND OTHER CONTINUING COVENANTS................   27

     8.1   Indeminification by the Shareholders............................   27
     8.2   Indemnification by the Purchaser................................   28
     8.3   Indemnification with Respect to Third Party Claims..............   29
     8.4   Taxes...........................................................   31
     8.5   Survival of Representation and Warranties.......................   32
     8.6   ESOP Loan.......................................................   32

ARTICLE IX POST-CLOSING COVENANTS..........................................   33

     9.1   ITG Benefit Programs............................................   33
     9.2   Employee Compensation...........................................   33
     9.3   Tax Matters.....................................................   33
     9.4   Further Assurances..............................................   34
     9.5   Appointment of Registered Agent.................................   34

     9.6   Errors and Omissions Insurance..................................   35

ARTICLE X TERMINATION; DEFAULT.............................................   35

    10.1   Termination.....................................................   35
    10.2   Failure of Condition............................................   36
    10.3   Effect of Termination...........................................   37
    10.4   Default by Purchaser............................................   38

ARTICLE XI MISCELLANEOUS...................................................   39

    11.1   Notices.........................................................   39
    11.2   Amendments; No Waivers..........................................   40
    11.3   Expenses........................................................   40
    11.4   Successors and Assigns..........................................   40
    11.5   Governing Law...................................................   41
    11.6   Counterparts; Effectiveness.....................................   41
    11.7   Entire Agreement................................................   41
    11.8   Captions........................................................   41
    11.9   Severability....................................................   41
    11.10  Attorneys' Fees.................................................   41
    11.11  Definition of Knowledge.........................................   42
    11.12  Publicity.......................................................   42
    11.13  Arbitration.....................................................   42


                                    EXHIBITS
                                    --------

Exhibit A  Schedule of Shareholders
Exhibit B  Form of Non-Competition Agreement
Exhibit C  Senior Management Subject to Non-Solicitation and Confidentiality
             Agreements
Exhibit D  Form of Non-Solicitation and Confidentiality Agreement
Exhibit E  Persons Charged with Knowledge

                                  DEFINITIONS
                                  -----------

1999 Balance Sheet.......................... Section 4.7

Acquisition Proposal........................ Section 6.5
Acquisition Sub............................. Preamble
Agreement................................... Preamble
Applicable Law.............................. Section 4.13

Book Value Adjustment....................... Section 1.2(d)
Break-Up Fee................................ Recitals
Business.................................... Recitals

Closing..................................... Section 2.1
Closing Balance Sheet....................... Section 1.3
Closing Book Value.......................... Section 1.2(d)
Closing Date................................ Section 2.1
Code........................................ Section 4.11
Collected Accounts Receivable............... Section 1.2(d)
Common Stock................................ Section 4.3
Company..................................... Preamble
Compensation and Benefit Programs........... Section 4.11

Deductible.................................. Section 8.1(b)
Disposition Notice.......................... Section 8.4(b)
Drop-Dead Date.............................. Section 10.2

Encumbrances................................ Section 4.5(c)
Environmental Condition..................... Section 4.14(a)
Environmental Laws.......................... Section 4.14(a)
Environmental Permits....................... Section 4.14(a)
ERISA....................................... Section 4.11
ERISA Affiliate............................. Section 4.11
Escrow Agreement............................ Recitals
ESOP........................................ Section 1.2(a)
ESOP Shares................................. Section 1.2(a)

Facility.................................... Section 4.14(a)
Financial Statements........................ Section 4.7
First Anniversary Payment................... Section 1.2(b)
First Year Deficit.......................... Section 1.2(b)
First Year Deficit Adjustment............... Section 1.2(b)
First Year Revenue.......................... Section 1.2(b)
First Year Target........................... Section 1.2(b)

GAAP........................................ Section 1.3
Government Contract......................... Section 4.24
Governmental Authority...................... Section 4.13

Hazardous Substance......................... Section 4.14(a)

Indemnification Offset...................... Section 8.1(c)
Initial Payment............................. Section 1.2(a)
Insiders.................................... Section 4.21
ITG......................................... Preamble

Labor Laws.................................. Section 4.10(b)
Leased Real Property........................ Section 4.5(b)
Leases...................................... Section 4.5(b)
Losses...................................... Section 8.1(a)

Market Value................................ Section 1.3
Material Adverse Effect..................... Section 3.4
Material Contracts.......................... Section 4.12(b)

Other Agreements............................ Section 3.2
Owned Real Property......................... Section 4.5(a)

Payment Ratio............................... Section 1.2(a)
Permits..................................... Section 4.25
Person...................................... Section 3.2
Principal Shareholders...................... Preamble
Pro Rata Adjustment......................... Section 1.2(e)
Purchase Price.............................. Section 1.2
Purchaser................................... Preamble
Purchaser Indemnitees....................... Section 8.1(a)

Real Property............................... Section 4.5(b)
Representatives............................. Section 6.4
Required Consents........................... Section 4.17

Second Anniversary Payment.................. Section 1.2(c)
Second Year Deficit......................... Section 1.2(c)
Second Year Deficit Adjustment.............. Section 1.2(c)
Second Year Revenue......................... Section 1.2(c)
Second Year Target.......................... Section 1.2(c)
Shareholders................................ Preamble
Shareholder Representatives................. Section 2.3
Shares...................................... Recitals
Subsidiary.................................. Section 4.26
Subsidiaries................................ Section 4.26

Tail Insurance.............................. Section 9.6
Target Book Value........................... Section 1.2(d)
Tax Claim................................... Section 8.4(a)
Taxes....................................... Section 4.19(a)
Tax Returns................................. Section 4.19(a)
Third Party Claim........................... Section 8.3(a)
Transaction Documents....................... Section 3.2

                            STOCK PURCHASE AGREEMENT

          THIS STOCK PURCHASE AGREEMENT (this "Agreement"), dated as of April 3,
                                               ---------
2000 is entered into by and among The IT Group, Inc., a Delaware corporation ("ITG"), Evergreen Acquisition Sub I, Inc., a Delaware corporation ("Acquisition
  ---                                                                -----------
Sub" and collectively with ITG, the "Purchaser"), W & H Pacific, Inc., a
---                                  ---------
Washington corporation (the "Company"), Jeffrey M. Daggett and William M. Jabs
                             -------
(collectively, the "Principal Shareholders"), and the other shareholders of the
                    ----------------------
Company listed on Exhibit A hereto (collectively with the Principal
                  ---------
Shareholders, the "Shareholders").
                   ------------

                                R E C I T A L S
                                ---------------

          WHEREAS, the Company is engaged in the business of providing professional engineering and design services to the transportation, energy, telecommunications and land development markets (the "Business"); and
                                                      --------

          WHEREAS, the Shareholders own all of the issued and outstanding shares of capital stock of the Company, including any shares issued upon exercise of outstanding options between the date hereof and the Closing Date (the "Shares");
                                                                       ------
and

          WHEREAS, the Purchaser desires to acquire all of the Shares owned by the Shareholders, and the Shareholders desire to sell such Shares to Purchaser, upon the terms and conditions and subject to the conditions hereinafter set forth; and

          WHEREAS, pursuant to that certain Escrow Agreement (the "Escrow
                                                                   ------
Agreement") dated March 24, 2000 by and among the Purchaser, the Company and the
---------
Trust Company of Washington, a Washington corporation, the Purchaser has deposited Seven Hundred Fifty Thousand Dollars ($750,000) into an escrow account as a break-up fee (the "Break-Up Fee") which shall be paid in accordance with
                        ------------
the terms and conditions in the Escrow Agreement.

                               A G R E E M E N T
                               -----------------

          NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties to this Agreement hereby agree as follows:

                                   ARTICLE I

                        PURCHASE AND SALE OF THE SHARES

1.1  Purchase and Sale.

          Upon the terms and subject to the conditions set forth in this Agreement, at the Closing (as hereinafter defined) each of the Shareholders shall sell to the Purchaser, and the Purchaser shall purchase from each of the Shareholders, all of the Shares owned by each such Shareholder, as set forth opposite each such Shareholder's name on Exhibit A attached hereto.

1.2  Purchase Price.

          The total consideration (the "Purchase Price") for the Shares shall
                                        --------------
consist of the components described in paragraphs (a), (b) and (c) below, as adjusted under paragraph (d) below:

          (a)  An initial payment equal to Ten Million Dollars ($10,000,000), less:
----

               (i)  the amount of the Break-Up Fee,

               (ii) the amounts outstanding as of the Closing Date, if any, under (A) the Company's operating line of credit (including any bank overdrafts), (B) the Company's term loan, (C) all Company loans to the Company's Employee Stock Ownership Plan (the "ESOP"), (D) all
                                                        ----
          promissory notes issued by the Company, (E) all capital leases to which the Company is a party and (F) any debt incurred by or other obligation of the Company in connection with the repurchase of all of the Company's capital stock owned by the ESOP prior to Closing (the "ESOP Shares") pursuant to Section 6.5 hereof, and
          ------------

               (iii) any unpaid fees or expenses of any broker or finder, if any, for which the Company or any Shareholder is obligated to pay in connection with the transactions contemplated hereby,

(such payment, the "Initial Payment"), subject to a Pro Rata Adjustment, if any,
                    ---------------
to be paid in cash at the Closing. The Initial Payment shall be paid to such single account as described in Section 2.2 hereof and held and disbursed pro rata to or for the benefit of each Shareholder according to the ratio that the number of Shares held by such Shareholder bears to the total number of Shares owned by all Shareholders (the "Payment Ratio") in accordance with Section 2.2
                                -------------
hereof.

          (b) A payment equal to Four Million Dollars ($4,000,000) (such payment, the "First Anniversary Payment"), subject to the Book Value Adjustment
              -------------------------
(as hereinafter defined), if any, and the Pro Rata Adjustment (as hereinafter defined), if any, and less any Indemnification Offset (as hereinafter defined),
                      ----
to be paid in cash on the first anniversary of the Closing Date; provided, that
                                                                 --------
the Company's total revenue generated during the period commencing on the Closing Date and ending on the first anniversary of the Closing Date (the "First
                                                                           -----
Year Revenue") meets or exceeds Thirty Million Dollars ($30,000,000) (the "First
------------                                                               -----
Year Target").  In the event the First Year Revenue does not meet or exceed the
-----------
First Year Target, then the First Anniversary Payment shall be adjusted:

               (i) downward in an amount equal to twenty percent (20%) of the first Five Million Dollars ($5,000,000) of the difference between the First Year Target and the First Year Revenue (such difference, the

          "First Year Deficit"), and
          -------------------

               (ii) downward, dollar-for-dollar, for the amount of the First Year Deficit, if any, in excess of Five Million Dollars ($5,000,000),

(such adjustment, the "First Year Deficit Adjustment"), in addition to any Book
                       -----------------------------
Value Adjustment, Pro Rata Adjustment and Indemnification Offset. The First Anniversary Payment shall be paid to such single account as described in Section
2.2 hereof and held and disbursed pro rata to or for the benefit of each Shareholder according to the Payment Ratio.

          (c) A payment equal to Four Million Dollars ($4,000,000) (such payment, the "Second Anniversary Payment"), subject to the Book Value
              --------------------------
Adjustment, if any, and the Pro Rata Adjustment, if any, and less any
                                                             ----
Indemnification Offset, to be paid in cash on the second anniversary of the Closing Date; provided, that the Company's total revenue generated during the
              --------
period commencing on the first anniversary of the Closing Date and ending on the second anniversary of the Closing Date plus the amount, if any, by which the
                                       ----
First Year Revenue exceeded the First Year Target (the "Second Year Revenue")
                                                        -------------------
meets or exceeds Thirty Two Million Dollars ($32,000,000) (the "Second Year
                                                                -----------
Target").  In the event the Second Year Revenue does not meet or exceed the
------
Second Year Target, then the Second Anniversary Payment shall be adjusted:

               (i) downward in an amount equal to twenty percent (20%) of the first Five Million Dollars ($5,000,000) of the difference between the Second Year Target and the Second Year Revenue (such difference, the "Second Year Deficit"), and
          --------------------

               (ii) downward, dollar-for-dollar, for the amount of the Second Year Deficit, if any, in excess of Five Million Dollars ($5,000,000),

(such adjustment, the "Second Year Deficit Adjustment"), in addition to any Book
                       ------------------------------
Value Adjustment, Pro Rata Adjustment and Indemnification Offset. In the event the First Anniversary Payment was adjusted pursuant to paragraph (b) above on account of a First Year Deficit Adjustment and the First Year Revenue and the Second Year Revenue exceed Sixty Two Million Dollars ($62,000,000) in the aggregate, the Second Anniversary Payment shall be adjusted upward in an amount equal to the First Year Deficit Adjustment. The Second Anniversary Payment shall be paid to such single account as described in Section 2.2 hereof and held and disbursed pro rata to or for the benefit of each Shareholder according to the Payment Ratio.

          (d) The Purchase Price shall be adjusted based on a comparison of the Company's shareholders' equity as shown on the Closing Balance Sheet (as hereinafter defined) plus the amount of any debt incurred by or other obligation
                     ----
of the Company in connection with the repurchase of all of the Shares (the "Closing Book Value") to an amount equal to Four Million Four Hundred Sixty-
-------------------
Three Thousand Dollars ($4,463,000) (the "Target Book Value"), which is the
                                          -----------------
shareholders' equity as shown on the Company's September 30, 1999 balance sheet. The Purchase Price shall be adjusted as follows:

               (i) downward, dollar-for-dollar, if the Closing Book Value is less than the Target Book Value, and

               (ii) upward, dollar-for-dollar, if the Closing Book Value is greater than the Target Book Value,

(any such adjustment, the "Book Value Adjustment").  The Book Value Adjustment
                           ---------------------
shall be applied to the First Anniversary Payment; provided, however, that in
                                                   --------  -------
the event the parties shall have been unable to agree on or otherwise resolve any dispute pursuant to Section 1.3 hereof regarding the amount of the Closing Book Value by the date of the first anniversary of this Agreement, the Book Value Adjustment shall be applied to the Second Anniversary Payment.

          (e) In the event the Purchaser does not acquire one hundred percent (100%) of the Shares at the Closing, each of the Initial Payment, the First Anniversary Payment and the Second Anniversary Payment shall be prorated downward according to the percentage of the Shares actually acquired by the Purchaser at the Closing (such prorated adjustment, the "Pro Rata Adjustment").
                                                         -------------------

          (f) Notwithstanding anything to the contrary in this Section 1.2, the entire Purchase Price shall be immediately due and payable in full in the event that the Company is wholly or substantially acquired by, or merged into, any corporation or other entity other than an affiliate of ITG.

1.3  Closing Date Audit.

          Within sixty (60) days after the Closing Date, the Principal Shareholders will prepare (with the cooperation of the Purchaser) and deliver to the Purchaser an audited balance sheet of the Company as of the close of business on the Closing Date, together with the footnotes thereto and the reports thereon of Arthur Andersen LLP (the "Closing Balance Sheet") which shall
                                             ---------------------
be accompanied by an unqualified opinion of Arthur Andersen LLP. The Closing Balance Sheet shall be prepared in accordance with, and consistent with, the Company's historical application of generally accepted accounting principles ("GAAP"). The Purchaser shall have thirty (30) days to review and comment on
------
the Closing Balance Sheet. In the event the Purchaser disputes the Closing Book Value as shown on the Closing Balance Sheet, the Purchaser will notify the Principal Shareholders within such thirty (30) day period and Jeffrey M. Daggett (or his successor chosen by the remaining Shareholders or any designee thereof) and Anthony J. DeLuca (or his successor as chief executive officer of ITG or any designee thereof) shall attempt to resolve the dispute. If they are unable to resolve such dispute within thirty (30) days, such dispute shall be submitted to binding arbitration as provided in Section 11.13 hereof, unless the parties agree to an alternative means of dispute resolution.


                                   ARTICLE II

                                  THE CLOSING

2.1  Date and Place of Closing.

          The closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Reed McClure, Two Union Square,
--------
601 Union Street, Suite 4800, Seattle, Washington at 9:00 a.m. on May 15, 2000, or such other date as the parties hereto may otherwise mutually agree (the "Closing Date").
-------------

2.2  Deliveries at Closing.

          At the Closing,

          (a) the Purchaser shall pay the Initial Payment by wire transfer of immediately available United States funds to such single account designated by the Shareholder Representatives (as hereinafter defined) by written notice delivered to the Purchaser at least five (5) business days before the Closing Date, and

          (b) the Shareholders shall deliver to the Purchaser any and all certificates evidencing the Shares duly endorsed in blank or accompanied by duly executed stock powers.

The Shareholder Representatives shall be responsible for establishing such account and for disbursing the appropriate portion of the Initial Payment to each Shareholder. In addition, the Shareholder Representatives shall jointly and severally indemnify and hold harmless the Purchaser Indemnitees (as hereinafter defined) from any Losses (as hereinafter defined) incurred by the Purchaser Indemnitees in connection with the administration of such account and the disbursement of funds therefrom to the Shareholders.

2.3  Appointment of Shareholder Representatives.

          The Shareholders hereby appoint the Principal Shareholders as their representatives and agents (the "Shareholder Representatives") for all purposes
                                 ---------------------------
related to the collection, receipt and disbursement of the Initial Payment, the First Anniversary Payment, and the Second Anniversary Payment. The Shareholder Representatives are hereby authorized and directed to reserve, retain and pay such portion of the proceeds of sale of the Shares as they, in their sole discretion, determine is appropriate and necessary in order to satisfy the obligations of the Shareholders for the fees, costs and expenses of the Transaction, including, without limitation, (a) professional legal, accounting, bookkeeping, escrow, valuation, finders, and other fees, and other expenses of whatever type and nature which is the obligation of the Shareholders or a pre-closing obligation of the Company not paid prior to Closing; or (b) any fees or costs of enforcement or collection of amounts due pursuant to this Agreement. The Shareholder Representatives are hereby authorized to open bank accounts and to retain accounting, tax, legal or trust services for the purpose of investing, preserving, collecting and disbursing the proceeds of sale of the Shares.


                                  ARTICLE III

               REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

          Each of the Shareholders severally represents and warrants to the Purchaser as of the date hereof and as of the Closing Date as follows:

3.1  Title to the Shares.

          (a) Each Shareholder is and shall be at the Closing the record and beneficial owner of the Shares set forth opposite such Shareholder's name on Exhibit A attached hereto, free and clear of any lien, claim, charge,
---------
encumbrance, mortgage, pledge, security interest, restriction, voting trust arrangement, adverse claim, or right of any kind.

          (b) Each Shareholder shall transfer and deliver to the Purchaser or its designee at the Closing good and marketable title to all of the Shares set forth opposite such Shareholder's name on Exhibit A attached hereto, free and
                                          ---------
clear of any lien, claim, charge, encumbrance, mortgage, pledge, security interest, restriction, voting trust arrangement, adverse claim, or right of any kind.

3.2  Authority to Execute and Perform Agreements.

          Each Shareholder has full legal right and power to execute and deliver this Agreement and to perform in full such Shareholder's obligations hereunder. Except as set forth on Schedule 3.2, the execution, delivery and performance of
                       ------------
this Agreement and any other agreements or instruments required to be delivered hereunder (the "Other Agreements" and together with the Agreement, the
                ----------------
"Transaction Documents") by each Shareholder requires no consent, approval,
----------------------
waiver or other action by or in respect of, or filing with, any Governmental Authority (as hereinafter defined) or other Person (as hereinafter defined), all of which actions, approvals and filings shall have been taken, obtained or made on or before the Closing Date. Each of this Agreement and any of the Other Agreements (where applicable) has been duly executed and delivered by each Shareholder and constitutes the legal, valid and binding obligation of each Shareholder, enforceable against each Shareholder in accordance with its terms. "Person" as used in this Agreement means any individual, partnership,
 ------
corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency or political subdivision thereof).

3.3  No Conflict.

          The execution, delivery and performance of this Agreement and the Other Agreements and the consummation of the transactions contemplated hereby and thereby shall not violate, conflict with, or contravene any order, judgment, injunction, award or decree or other requirement of any court, arbitrator or governmental or regulatory body against, or binding upon, each Shareholder or such Shareholder's Shares, or violate, contravene or conflict with any statute, law, ordinance or regulation of any jurisdiction binding upon or applicable to each Shareholder or such Shareholder's Shares.

3.4  Actions and Proceedings.

          Except as set forth on Schedule 4.16, there are no actions,
                                 -------------
investigations, proceedings, suits or claims or legal, administrative or arbitration proceedings pending against or, to the knowledge of each Shareholder, threatened against or affecting such Shareholder or such Shareholder's Shares (or to the knowledge of any Shareholder, any basis therefor) that have or may have (a) the effect of restraining, modifying or preventing the consummation of the transactions contemplated by this Agreement or (b) a material adverse effect on the assets, properties, business, operations, prospects or condition, financial or otherwise, of the Company in an amount not less than Fifty Thousand Dollars ($50,000) (a "Material Adverse Effect").
                      -----------------------

                                   ARTICLE IV

                REPRESENTATIONS AND WARRANTIES OF THE PRINCIPAL
                      SHAREHOLDERS REGARDING THE COMPANY

          Each of the Principal Shareholders hereby represents and warrants to the Purchaser, except as otherwise disclosed on the Schedule, as of the date hereof and as of the Closing Date as follows:

4.1  Organization and Existence.

          The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Washington and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. The Company is duly qualified to do business as a foreign corporation in each jurisdiction set forth on Schedule 4.1, which schedule sets
                                              ------------
forth each jurisdiction where the character of the property owned or leased by the Company or the nature of its activities makes such qualification necessary to carry on the Business as now conducted, except for those jurisdictions where the failure to be so qualified has not had, and may not reasonably be expected to have, a Material Adverse Effect.

4.2  Authorization.

          The execution, delivery and performance of this Agreement and the Other Agreements by the Company and the consummation by the Company of the transactions contemplated hereby and thereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action on the part of the Company. This Agreement and the Other Agreements constitute legal, valid and binding obligations of the Company, enforceable in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

4.3  Capitalization; Voting Rights.

          The authorized capital of the Company consists of 1,000,000 shares of common stock, no par value (the "Common Stock"). As of the date hereof, 215,141
                                 ------------
shares of Common Stock are issued and outstanding, have been validly subscribed and issued, are fully paid, or at Closing will be fully paid, and non-assessable as of the date hereof, and represent all of the issued and outstanding shares of capital stock of the Company, as set forth on Exhibit A attached hereto.
                                              ---------
Simultaneous with the Closing, the holders of the options to purchase 28,688 shares of Common Stock described in paragraph (b) below shall exercise all such options and the Company shall repurchase the 62,344 ESOP Shares pursuant to
Section 6.5 hereof, with result being that, upon
the Closing, the issued and outstanding capital stock of the Company shall consist of 181,485 shares of Common Stock, fully paid and non-assessable and which shall represent all of the issued and outstanding shares of capital stock of the Company. The Shareholders listed on Exhibit A constitute all of the
                                           ---------
record and beneficial owners of the Shares as of the date hereof. Except as set forth on Schedule 4.3:
         ------------

          (a) there is no outstanding security of the Company convertible into or exchangeable for any share or shares of the capital stock of the Company;

          (b) there is no outstanding subscription, option, warrant, call, commitment, agreement or understanding (oral or written or otherwise) obligating the Company to issue any share or shares of its capital stock or any security or securities of any class or kind which in any way relate to the authorized or issued capital stock of the Company or any interest therein:

          (c) except for this Agreement, there is no agreement or understanding (oral or written or otherwise) which grants to any Person the right to purchase or otherwise acquire any share or shares of the issued and outstanding capital stock of the Company or any interest therein, including, without limitation, any preemptive right, right of first refusal or co-sale right;

          (d) there is no voting trust or voting agreement or pooling agreement or proxy (oral or written or otherwise) with respect to any issued and outstanding shares of the capital stock of the Company; or

          (e) there is no obligation of the Company (oral or written or otherwise) to purchase, redeem, or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or distribution with respect thereto.

4.4  Title to and Condition of Assets.

          Except as set forth on Schedule 4.4, the Company is the owner of and,
                                 ------------
at the Closing shall have good and marketable title to, each and all of the assets of the Company free and clear of any lien, claim, charge, encumbrance, mortgage, pledge, security interest, restriction, voting trust arrangement, adverse claim, or right of any kind, and, to the knowledge of the Company and the Principal Shareholders, all of such assets are in good operating condition, subject only to ordinary wear and tear which is not such as to adversely affect the Company's operations.

4.5  Real Property.

          (a) Schedule 4.5(a) sets forth a true and complete legal description
              ---------------
of all real property in fee by the Company (the "Owned Real Property").
                                                 -------------------

          (b) Schedule 4.5(b) sets forth a true and complete list of all leases or licenses of real property (the "Leases") entered into by the Company. The Company does not have a leasehold interest in any real property used in the conduct of the Business other than the real property subject to the Leases (the "Leased Real Property"), which together with the Owned Real Property constitutes all of the real property used in the Business (the "Real Property").
                                                    -------------

          (c) Except as set forth on Schedule 4.5(c), (i) the Company has good
                                     ---------------
and marketable fee title to all of the Owned Real Property and a good, valid and enforceable leasehold interest in the Leased Real Property and as of the Closing, the Purchaser shall succeed to such interests, and (ii) the Company holds its title or its interest in the Real Property free and clear of all liens, claims, charges, encumbrances, mortgages, pledges, security interests, restrictions, voting trust arrangements, adverse claims, easements, rights of way, servitudes, zoning or building restrictions, or any other rights of others or other adverse interests of any kind, including chattel mortgages, conditional sales contracts, collateral security arrangements and other title or interest retention arrangements (collectively, the "Encumbrances"). With respect to the
                                           ------------
Leased Real Property, there exist no material defaults by the Company, or, to the knowledge of the Company and the Principal Shareholders, no material default or threatened default by any lessor or third party thereunder, that has affected or could reasonably be expected to affect the rights and privileges thereunder of the Company, and there has not been any material failure to perform any covenant or agreement which constitutes an event of default (with the giving of notice or passage of time or otherwise) pursuant to any Lease.

4.6  Intellectual Property.

          Schedule 4.6 sets forth a true and complete list of all of the
          ------------
copyrights, patents, patent rights, trademarks, service marks, trade names, licenses, trade secrets, proprietary information and processes or other intellectual property rights owned by the Company or which the Company uses in the conduct of the Business. To the knowledge of the Company and the Principal Shareholders, the Company has not infringed, and is not infringing, upon any copyrights, patents, patent rights, trademarks, service marks, trade names, licenses, trade secrets, proprietary information and processes or other intellectual property rights owned by any Person, and there is no such claim or action pending, or to the knowledge of the Company and the Principal Shareholders, threatened with respect thereto.

4.7  Financial Statements.

          Attached hereto as Schedule 4.7 are true and complete copies of the
                             ------------
audited balance sheets and related statements of income, shareholders' equity and cash flows for the Company for the years ended December 31, 1997 and 1998, together with the notes thereto and the reports thereon of Arthur Andersen LLP, certified public accountants, and together with the Company's internally prepared financial statements for the year ended December 31, 1999 (such documents, the "Financial Statements"). The December 31, 1999 balance sheet is
                --------------------
referred to herein as the "1999 Balance Sheet."  Each of the Financial
                           ------------------
Statements has been prepared based on the books and records of the Company in accordance with the Company's historical application of GAAP and the Company's normal accounting practices, consistent with past practice and with each other, and present fairly the financial condition, results of operations and statements of cash flow of the Company as of the dates indicated or for the periods indicated.

4.8  No Conflict.

          Except as set forth on Schedule 4.8, the execution, delivery and
                                 ------------
performance by the Company and the Shareholders of this Agreement do not and shall not (a) contravene or conflict with the Articles of Incorporation or Bylaws of the Company, true and correct copies of which have been delivered to the Purchaser by the Company,
(b) to the knowledge of the Principal Shareholders and assuming receipt of any Required Consents (as hereinafter defined), contravene or conflict with or constitute a violation of any provision of any applicable law binding upon or applicable to the Company, the Shareholders or the Business, (c) assuming receipt of any Required Consents (as hereinafter defined), constitute a default under or give rise to any right of termination, cancellation or acceleration of, or to a loss of any benefit to which the Company or the Shareholders is entitled under, any Material Contract (as hereinafter defined) or any material approvals, authorizations, certificates, consents, licenses, orders and permits or other similar authorizations of all governmental authorities and all other persons necessary for the operation of the Business in substantially the same manner as currently operated or affecting or relating in any way to the Business, or (d) result in the creation or imposition of any lien, claim, charge, encumbrance, mortgage, pledge, security interest, restriction, voting trust arrangement, adverse claim, or right of any kind on any of the Company's assets.

4.9  Conduct of Business.

          Except as set forth on Schedule 4.9, from September 30, 1999, the
                                 ------------
Company has conducted the Business only in the ordinary course and has not: (a) incurred any material obligation or material liability (absolute, accrued, contingent or otherwise, whether due or to become due) in excess of Fifty Thousand Dollars ($50,000), except current liabilities for trade or business obligations incurred in the ordinary course of the Business and consistent with its prior practice; (b) suffered any damage, destruction or loss of its property (whether or not covered by insurance, which has had or would have a Material Adverse Effect); (c) other than in the ordinary course of the Business, made any change in the rate of compensation, commission, bonus or other direct or indirect remuneration payable, or paid or agreed or orally promised to pay, conditionally or otherwise, any bonus, extra compensation, pension or severance or vacation pay to any employees of the Company; (d) instituted, settled or agreed to settle any litigation, action or proceeding, before any court or governmental body relating to the Business or the assets of the Company involving a payment in excess of Fifty Thousand Dollars ($50,000); (e) made any purchase commitment which is in excess of the normal, ordinary and usual requirements of the Business; (f) entered into any agreements other than in the ordinary course of the Business; (g) other than in the ordinary course of the Business, modified, amended or terminated any Material Contract; or (h) experienced any change in the Business which would have a Material Adverse Effect.

4.10  Labor Matters.

          (a) Schedule 4.10(a) sets forth a true and complete list of (i) each
              ----------------
employee of the Company and (ii) the amount of annual salary and accrued bonuses payable to each such employee as of the Closing Date, including any additional compensation payable in the event that any of such employees are terminated following the consummation of the transactions contemplated hereby.

          (b) Except as set forth in Schedule 4.10(b): (i) the Company is not
                                     ----------------
engaged and has not engaged in any unfair labor practice or unlawful or discriminatory act or course of conduct; (ii) there has been no labor strike, dispute, slowdown or stoppage against the Company or by the Company's employees; (iii) no union representation question or union or other organizational activities subject to the National Labor Relations Act exist respecting any employees; (iv) no collective bargaining agreement exists that is binding on the Company; (v) the Company has not experienced any other labor difficulties which individually or in the aggregate has resulted in or could reasonably be expected to result in a Material Adverse Effect; (vi) the Company is not delinquent in any material respect in payments to any of its current or former officers, directors, employees, consultants or agents for any wages, salaries, commissions or other direct compensation for any services performed by them or amounts required to be reimbursed to such officers, directors, employees, consultants or agents; (vii) in the event of termination of the employment of service of any such officers, directors, employees, consultants or agents, neither the Company nor the Purchaser shall be liable to any such Person for severance or continuation pay arising from any policies or practices of the Company in effect prior to Closing or any other facts or circumstances existing prior to Closing; (viii) since January 1, 1997, there has not been any involuntary termination of employment of any officer, director or employee of the Company receiving an annual base salary in excess of Fifty Thousand Dollars ($50,000); (ix) the Company has complied and is currently complying in all material respects, in respect of all its employees, with all applicable laws respecting employment and employment practices, including, without limitation, payment of wages, discrimination, workplace safety and equal employment opportunity (the "Labor Laws"); (x) there
                                                        ----------
is no charge or complaint by or against the Company which is pending or, to the knowledge of the Principal Shareholders, threatened, before the National Labor Relations Board, the Equal Employment Opportunity Commission, the U.S. Department of Labor, or any other federal, state or local governmental authority or court relating to labor or employment matters or any Labor Laws; (xi) all individuals who are performing or have performed services since January 1, 1997 for the Company and are or were classified by the Company as "independent contractors" qualify for such classification under applicable law relating to Taxes (as hereinafter defined) and benefits; and (xii) all individuals who are treated as exempt from the payment of overtime pay qualify and are properly classified for such exemption under applicable law.

          (c) Except as set forth on Schedule 4.10(c), to the knowledge of the
                                     ----------------
Principal Shareholders, no officer or key employee or any group of key employees intends to terminate their employment with the Company, nor does the Company have a present intention to terminate the employment of any of the foregoing, nor are any of the foregoing subject to disciplinary action based on unacceptable performance or behavior.

4.11  Employee Benefits.

          Except as set forth on Schedule 4.11, Company does not maintain and is
                                 -------------
not a party to any compensation or employee benefit plans, programs or contracts within the meaning of Section 3(3) of ERISA (the "Compensation and Benefit
                                                  ------------------------
Programs") for employees or former employees or their dependents.  The Company
--------
has provided the Purchaser with all documents and government filings relating to the Compensation and Benefit Programs and has provided a written summary of any unwritten Compensation and Benefit Programs. The Compensation and Benefit Programs have been maintained, to the knowledge of the Principal Shareholders, in all material respects, in compliance with all applicable laws, and there are no material liabilities associated with the Compensation and Benefit Programs (statutory, contractual or otherwise) which have not been fully funded by the Company and with respect to any such plan intended to be qualified under Section 401 of the Internal Revenue Code of 1986, as amended (the "Code"), a favorable determination letter as to such
                       ----
plan's qualification has been received and nothing has occurred since the date of such letter to affect adversely its qualification. Neither the Company nor any ERISA Affiliate of the Company has sponsored, maintained or contributed to, or has had any obligation to constitute, any pension plan regulated under Title IV of ERISA within the last six (6) years. No Compensation or Benefit Program provides benefits described in Section 3(1) of ERISA to any former employees or retirees of the Company or any ERISA Affiliate except as required under Part 6 Title I of ERISA. "ERISA" means the Employee Retirement Income Security Act of
                   -----
1974, as amended. "ERISA Affiliate" of the Company means any other person that,
                   ---------------
together with the Company as of the relevant measuring date under ERISA, was or is required to be treated as a single employer under Section 414 of the Code.

4.12  Contracts; Clients.

          (a) Schedule 4.12 sets forth with respect to the Business a list of
              -------------
(i) all client contracts (including, without limitation, oral contracts) for the Company's fiscal year ending December 31, 1999 which account for not less than eighty percent (80%) of the Company's revenue for such fiscal year; (ii) all contracts with consultants or subcontractors involving payments of One Hundred Thousand Dollars ($100,000) or more in any twelve (12) month period, with respect to which the Company has any remaining obligation; (iii) with the exception of standard confidentiality or conflict of interest provisions in the Company's contracts with its clients, any contracts entered into within the last five (5) years containing a covenant by the Company not to compete or restricting the ability of the Company to conduct any business, with respect to which the Company has any remaining obligation; (iv) any contract with a current employee providing for a basis of employment other than "at will;" and (v) any other current contracts involving payments of One Hundred Thousand Dollars ($100,000) or more in any twelve (12) month period material to the assets, properties, liabilities, financial condition, results of operations, business or prospects of the Company (collectively, the "Material Contracts"). A true and
                                             ------------------
complete copy of each written Material Contract has been made available to the Purchaser. A description of the material terms of each oral Material Contract is set forth on Schedule 4.12. The Material Contracts were entered into in the
                -------------
ordinary course of the Business and the Company (i) has not received any notice of default with respect to such Material Contracts, and (ii) to the knowledge of the Principal Shareholders, there is no material default, or existing circumstances which, with notice or the passage of time, would be a material default with respect to such Material Contracts.

          (b) Except as set forth on Schedule 4.12, neither the Company, nor, to
                                     -------------
the knowledge of the Company and the Principal Shareholders, any other party to any contract has committed a breach thereof or a default thereunder or intends to cancel or withdraw such Material Contract.

          (c) Schedule 4.12(c) sets forth the names of all of the Company's
              ----------------
clients for each of the twelve (12) month periods ended December 31, 1998 and 1999 which account for not less than eighty percent (80%) of the Company's revenue for each such twelve (12) month period, together with the approximate dollar amount of revenues generated by the Company's services to each such client during such periods. Except as disclosed on Schedule 4.12(c), no current client of the Company has informed the Company
   ----------------
of any material deficiency in the Company's performance of services for such client or of its intention to terminate, or substantially to reduce the scope of, its current business relationship with the Company.

4.13  Compliance with Applicable Laws.

          To the knowledge of the Principal Shareholders, the operation of the Business by the Company has not violated or infringed, and does not violate or infringe, any statute, law, ordinance, rule, regulation or engineering or contracting licensing law ("Applicable Law") of the United States, any state or
                            --------------
municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court or instrumentality of any of the foregoing (a "Governmental Authority").
                                                     ----------------------

4.14  Environmental Compliance.

          (a)  For purposes of this Section 4.14,

               (i) "Company" shall include (A) the Company, (B) the Business,
                    -------
          (C) all partnerships, joint ventures, limited liability companies and other entities or organizations in which the Company or the Business was at any time or is a partner, joint venturer, member or participant, and (D) all predecessor or former corporations, partnerships, joint ventures, organizations, businesses or other entities, whether in existence as of the date hereof or at any time prior to the date hereof, the assets or obligations of which have been acquired or assumed by the Company or the Business or to which the Company or the Business has succeeded.

               (ii) "Hazardous Substance" means any substance or material: (A)
                     -------------------
          the presence of which requires investigation or remediation under any applicable law; (B) the generation, storage, treatment, transportation, disposal, remediation, removal, handling or management of which is regulated by any environmental law; (C) that is defined as a "hazardous waste" or "hazardous substance" under any applicable law;
          (D) that is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, teratogenic or mutagenic or otherwise hazardous and is regulated by any governmental authority having or asserting jurisdiction over the Business or the Company; (E) the presence of which poses a hazard to the health or safety of persons;
          (F) the presence of which constitutes a nuisance, trespass or other tortious condition for which the Company could be or is alleged to be liable; or (G) without limitation, that contains gasoline, diesel fuel or other petroleum hydrocarbons, polychlorinated biphenols (PCBs), radon, formaldehyde, asbestos or radionuclides.

               (iii)  "Environmental Laws" means any and all foreign, federal,
                       ------------------
          state, local or municipal laws, rules, orders, regulations, statutes, ordinances, codes, legally binding decrees or other requirements of any Governmental Authority

          (including, without limitation, common law) regulating, relating to or imposing liability or standards of conduct, as have been, are now or may at any time hereafter be in effect, relating to: (A) the protection, investigation or restoration of the environment, health and safety, or natural resources, (B) the handling, use, presence, disposal, release or threatened release of any Hazardous Substance, or
          (C) noise, odor, wetlands, pollution, contamination or any injury or threat of injury to persons or property.

               (iv) "Environmental Permits" means any and all permits, licenses,
                     ---------------------
          registrations, notifications, exemptions and any other authorizations required under any Environmental Law.

               (v) "Environmental Condition" means the release or threatened
                    -----------------------
          release of any Hazardous Substance (whether or not upon a Facility (as hereinafter defined) or any former Facility or other property and whether or not such release constituted at the time thereof a violation of any Environmental Law) as a result of which the Company has or would reasonably be expected to become liable to any Person (other than the Company or any Subsidiary) or by reason of which any Facility, any former Facility or any of the assets of the Company would reasonably be expected to suffer or be subjected to any claim, lien, pledge, option, charge, easement, security interest, right-of-way, encumbrance or other right of third parties.

               (vi) "Facility" means one or more of the offices and buildings
                     --------
          and all other real property and related facilities which are owned, leased or operated by the Company or any Subsidiary (as hereinafter defined).

          (b) To the knowledge of the Principal Shareholders, the Company and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance in all material respects with all applicable Environmental Laws, (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits; and (iv) reasonably believe that each of their Environmental Permits currently in effect will be renewed effective prior to the expiration of such Environmental Permit.

          (c) The Company and its Subsidiaries have not received any notice of alleged, actual or potential responsibility for, or any inquiry or investigation regarding, any Environmental Condition. Neither the Company nor any Subsidiary has received any notice of any other claim, demand or action by any individual or entity alleging any actual or threatened injury or damage to any person, property, natural resource or the environment arising from or relating to any release or threatened release of any Hazardous Substances at, on, under, in, to or from any Facility or any former Facilities, or in connection with any operations or activities of the Company or any of its Subsidiaries.

          (d) Except with respect to such matters as have been fully and finally resolved and as to which there are no remaining obligations, neither the Company nor any of its Subsidiaries has entered into or agreed to or is subject to any consent decree, order or settlement or other agreement in any judicial, administrative, arbitral or other similar forum relating to compliance with or liability under any Environmental Law.

          (e) Hazardous Substances have not been transported, disposed of, emitted, discharged or otherwise released or threatened to be released to or at any real property presently or formerly owned or leased by the Company or any of its Subsidiaries or at any other property, which Hazardous Substances are reasonably expected to (i) give rise to liability of the Company or any Subsidiary under any applicable Environmental Law, (ii) interfere with the Company's or any Subsidiary's continued operations or (iii) materially impair the fair salable value of any real property owned or leased by the Company or any Subsidiary.

          (f) Neither the Company nor any of its Subsidiaries has assumed or retained by contract any material liabilities of any kind, fixed or contingent, known or unknown, under any applicable Environmental Law. To the knowledge of the Principal Shareholders, neither the Company nor any of its Subsidiaries is required to make any material capital or other expenditures to comply with any Environmental Law nor is there any reasonable basis on which any Governmental Authority could take any action that would require any such capital expenditures.

          (g) True, complete and correct copies of the written reports, and all parts thereof, of all environmental audits or assessments which have been conducted in respect of any Facility or any former Facility within the past five
(5) years, either by the Company, any Subsidiary, or any attorney, environmental consultant or engineer or other Person engaged by the Company or any of its Subsidiaries for such purpose, have been delivered to the Purchasers and a list of all such reports, audits and assessments and any other similar report, audit or assessment of which either of the Principal Shareholders has knowledge is included on Schedule 4.14.
            -------------

4.15  No Undisclosed Liabilities.

          Except for (a) liabilities set forth on the 1999 Balance Sheet, (b) liabilities incurred in the ordinary course of the Business since December 31, 1999 and (c) liabilities set forth on Schedule 4.15, the Company has no debts,
                                      -------------
liabilities or obligations of any nature whatsoever, whether absolute, accrued, contingent, known or unknown or otherwise. The reserves set forth on the 1999 Balance Sheet and the Company's insurance policies in effect on Closing date are sufficient to cover any liabilities of the Company attributable to events and occurrences prior to the Closing which may arise prior to, on or after the Closing.

4.16  Litigation.

          Except as set forth on Schedule 4.16:
                                 -------------

          (a) the Company is not subject to any order, judgment, or decree of, or written agreement or memorandum of understanding with, any Governmental Authority; and

          (b) there are no actions, suits, claims, investigations or proceedings pending at law or in equity or before or by any Governmental Authority, or, to the knowledge of the Principal Shareholders, threatened, against the Company or adversely affecting the Company or any of its assets or properties or the transactions contemplated by this Agreement, and, to the knowledge of the Principal Shareholders, there exist no facts or circumstances which reasonably could be anticipated to result in any such action, suit, claim, investigation or proceeding.

4.17  Consents of Third Parties.

          Except as set forth on Schedule 4.17, no approvals or consents of any
                                 -------------
Person or Governmental Authority (including, without limitation, consents of lessors, lenders, financial institutions and suppliers but excluding clients of the Company) are required to be obtained by the Company to consummate the transactions contemplated by this Agreement (any such consents, the "Required
                                                                     --------
Consents").
--------

4.18  Insurance.

          The Company has maintained and now maintains (a) insurance on all of its assets and business of a type customarily insured, covering property damage and loss of income by fire or other casualty and (b) adequate insurance protection against all liabilities, claims and risks against which it is customary and appropriate to insure. Schedule 4.18 sets forth a list of the
                                      -------------
insurance policies held by the Company. The Company has made available to the Purchaser a complete and correct copy of each of such policies. The Company has paid all premiums due on such policies in a timely manner, there were no misrepresentations in the applications for such policies and the Company is in compliance with each of such policies.

4.19  Taxes.

          (a) For the purposes of this Section 4.19, the following terms shall have the following meanings:

               (i) "Taxes" means any federal, state, county, local or foreign
                    -----
          taxes, charges, fees, levies, or other assessments, including all net income, gross income, sales and use, ad valorem, transfer, gains, profits, excise, franchise, real and personal property, gross receipt, capital stock, production, business and occupation, disability, employment, payroll, license, estimated, stamp, custom duties, severance or withholding taxes or charges imposed by any governmental entity, including any interest and penalties (civil or criminal) on or additions to any such taxes and any expenses incurred in connection with the determination, settlement or litigation of any liability for Taxes; and

               (ii) "Tax Return" means a report, return or other information
                     ----------
          required to be supplied to a governmental entity with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

          (b) Except as set forth on Schedule 4.19, the Company (i) has filed or
                                     -------------
caused to be filed, or shall file or shall cause to be filed, all Tax Returns required to be filed under applicable law; (ii) shall file all other Tax Returns required to be filed prior to the Closing Date when due (taking into account any extension of a required filing date); (iii) has paid within the time and in the manner prescribed by law (and until the Closing Date shall pay within the time and in the manner prescribed by law) all Taxes that are due and payable (whether or not shown on any Tax Return); (iv) has not been a member of an affiliated, consolidated, combined or unitary group other than one of which the Company was the common parent; (v) is not a party to any Tax allocation or sharing agreement and does not have any Liability for the Taxes of any Person (other than the Company and its Subsidiaries as disclosed pursuant hereto under Reg. 1-1502-6 (or any similar provision of state, local or foreign law) as a transferee or successor, by contract or otherwise; (vi) all such Tax Returns filed were correct and complete in all respects; and (vii) the Company has disclosed on its federal income Tax Returns all positions taken therein which are required to be disclosed therein and which, if disclosed, could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

          (c) Except as set forth on Schedule 4.19, (i) the Company has
                                     -------------
established (and until the Closing shall maintain) on its books and records reserves adequate to pay all Taxes not yet due and payable; (ii) there are no Tax liens upon any property or asset of the Company except liens for Taxes not yet due; (iii) no examination of any Tax Return of the Company is currently in progress and there is no material action, suit, proceeding, investigation, audit or claim pending or, to the knowledge of the Company, threatened against or with respect to the Company in respect of any Tax; (iv) no waivers of statutes of limitation in respect of any Tax Returns have been given by or requested of the Company, nor has the Company agreed to any extension of time with respect to a Tax assessment or deficiency; and (v) there is no material claim pending by any authority in a jurisdiction where the Company does not currently file a Tax Return to the effect that the Company is or may be subject to taxation by that jurisdiction. No representation or warranty has been or is made with respect to the effect on the Company's Taxes of any election(s) made by the Purchaser at or subsequent to the Closing, even if such election(s) may give rise to additional Tax liability for the Company and in the event that the Purchaser makes any such election or files any amended Tax Returns for periods ending on or prior to the Closing Date, notwithstanding anything to the contrary contained in this Agreement, the Purchaser shall be solely liable for any Tax liabilities resulting therefrom.

          (d) There are no outstanding agreements entered into with any taxing authority that would have a continuing adverse effect on the Company after the Closing Date. The Company has complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes (including the withholding and reporting requirements under Sections 1441 through 1464, 3401 through 3406, 6041 and 6049 of the Code) and has, within the time and in the manner prescribed by law, paid over to the proper governmental authorities all material amounts required. The Company is not required to include in income any adjustment pursuant to Section 481(a) of the Code by reason of a change in accounting method and the Company has no knowledge that the Internal Revenue Service has proposed any such adjustment or change in accounting method. The Company is not obligated to make any payments, and is not a party to any agreement that could obligate it to make any payments, that shall not be deductible under Section 280G of the Code. The Company is not a United States real property holding corporation with the meaning of Section 897(c)(2) of the Code.

4.20  Certain Affiliate Transactions.

          Except as set forth on Schedule 4.20, neither the Company nor any
                                 -------------
Shareholder, officer or director of the Company (or any immediate family member of any such Shareholder, officer or director) (collectively, the "Insiders") now
                                                                  --------
has or at any time subsequent to January 1, 1997, had, either directly or indirectly, an equity or debt interest in any Person (excluding an equity interest of not greater than five percent (5%) in any publicly-held entity) which furnishes or sells or during such period furnished or sold services or products to the Company or purchases or during such period purchased from the Company any goods or services, or otherwise does or during such period did business with the Company of a material nature or amount. None of the Insiders now is, or was at any time subsequent to January 1, 1997, a party to any contract, commitment or agreement to which the Company is, or during such period was, a party or under which the Company is or was obligated or bound or to which any of its properties may be or may have been subject. Except as set forth in
Schedule 4.20 or in the Financial Statements and except as expressly
-------------
contemplated by or disclosed in this Agreement, the Other Agreements and the exhibits or schedules attached hereto and thereto, the Company is not indebted to any Insiders, in any amount whatsoever, other than for compensation for services rendered, retirement contributions and reasonable expenses, and none of the Insiders are indebted to the Company.

4.21  Absence of Certain Business Practices.

          To the knowledge of the Principal Shareholders, neither the Company nor any employee, agent or other person acting on the Company's behalf, has, directly or indirectly, given or agreed to give any gift or similar benefit to any customer, supplier, competitor or governmental employee or official (domestic or foreign) (a) that would subject the Company to any damage or penalty in any civil, criminal or governmental litigation or proceeding or (b) that, if not given in the past, would have had a material adverse effect on the condition (financial or other), results of operations or prospects of the Company or the Business.

4.22  Brokers.

          Except as disclosed on Schedule 4.22, neither the Company nor any
                                 -------------
Shareholder is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby.

4.23  Government Contracts.

          To the knowledge of the Principal Shareholders, with respect to each agreement, arrangement or other commitment of any kind between the Company and any Governmental Authority or any contractor having a contract with any Governmental Authority (a "Government Contract"): (a) within the past five (5)
                           -------------------
years, the Company has received no written notice that the Company or any of its current employees is the subject or target of any criminal investigation or indictment or any civil investigation or proceedings under the False Claims Act by any Governmental Authority with respect to any alleged irregularity, misstatement or omission or other matter with respect to the Business; and (b) neither the Company nor, to the Company's knowledge, any of the Company's directors, officers or employees is suspended or debarred from doing business with a Governmental Authority, and there exists no cause for any such suspension or debarment.

4.24  Permits.

          Except as disclosed on Schedule 4.24, the Company has, and at all
                                 -------------
times has held, all permits, licenses, orders, authorizations, registrations, qualifications, approvals and other analogous instruments (collectively, the "Permits") (and each is in full force and effect) as required by Applicable Law
--------
for the purpose of conducting the Business and owning its assets, in each jurisdiction in which it does business or owns assets or in which such Permits are otherwise required. The Company is in material compliance with all such Permits. There are no proceedings pending or, to the knowledge of the Principal Shareholders, threatened to revoke or terminate any such presently existing Permits and the Company knows of no reason why any such Permit would not be renewed in the ordinary course or why any modifications to such Permits would not be approved or granted. The Company has made all filings and registrations and the like necessary or required by law to conduct the Business.

4.25  Subsidiaries.

          Except for the entities listed on Schedule 4.25 (individually, a
                                            -------------
"Subsidiary" and collectively, the "Subsidiaries"), as to which the Company owns
-----------                         ------------
all of the issued and outstanding capital stock, the Company does not own or control any equity interest, directly or indirectly, in any other Person or business enterprise, has never owned such equity interest, has never operated as a subsidiary or a division of any other Person and is not a participant in any joint venture, partnership, strategic relationship or similar arrangement with any Person as to which there are any current obligations or liabilities on the part of the Company. All references in Articles III and IV to the Company shall include each of the Subsidiaries and all representations and warranties contained in Articles III and IV shall be deemed to have been made with respect to each of the Subsidiaries.

4.26  Accounts Receivable.

          The accounts receivable of the Company reflected on the Closing Balance Sheet are valid, are not subject to any counterclaim and are collectible within one hundred eighty (180) days after the Closing Date, net of any reserves for doubtful accounts, except for such accounts receivable that include contractually required retentions so long as such retentions are ultimately collectible.


                                   ARTICLE V

                REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

          Each of ITG and Acquisition Sub hereby represents and warrants to the Shareholders as of the date hereof and as of the Closing Date as follows:

5.1  Organization and Existence.

          Each of ITG and Acquisition Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority to enter into this Agreement and consummate the transactions contemplated hereby. Each of ITG and Acquisition Sub is duly qualified to do business as a foreign corporation in each jurisdiction where the character of the property owned or leased by it or the nature of its activities makes such qualification necessary to carry on its business as now conducted, except for those jurisdictions where the failure to be so qualified has not been, and may not reasonably be expected to be, material.

5.2  Corporate Authorization.

          The execution, delivery and performance by the Purchaser of this Agreement and the consummation by the Purchaser of the transactions contemplated hereby are within the corporate powers of the Purchaser and have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement constitutes a legal, valid and binding agreement of the Purchaser, enforceable in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally and subject to general principles of equity.

5.3  Non-Contravention.

          The execution, delivery and performance by the Purchaser of this Agreement does not (a) contravene or conflict with the Purchaser's Certificate of Incorporation or Bylaws, or (b) contravene or conflict with or constitute a violation of any provision of any Applicable Law binding upon the Purchaser. Except for any applicable waiting periods under the Hart-Scott-Rodino Act, the consent of the Purchaser's lenders, no approvals or consents of any person, entity or Governmental Authority are necessary on the Purchaser's part to consummate the transactions contemplated by this Agreement.

5.4  Consent of Lender.

          As of the Closing Date, the Purchaser shall have obtained the consent of any and all of its lenders to treat the transactions contemplated hereby as a "permitted acquisition" under any then-current lending agreements.

5.5  Financial Sophistication.

          The Purchaser has been advised that the Shares have not been and will not be registered under the Securities Act of 1933, or applicable state securities laws, but are or will be, as the case may be, transferred pursuant to exemptions from such laws, and that the Company's reliance upon such exemptions is predicated in part on the Purchaser's representations contained herein. The Purchaser has been solely responsible for its own due diligence investigation of the Company and the Business, and its analysis of the merits and risks of the investment made pursuant to this Agreement, and is not relying on any analysis or investigation of the Company, its business or the merits and risks of the Shares not specifically referenced in this Agreement or prepared by the Company or the Shareholders. The Shareholders represent that the Purchaser has been given access to full and complete information regarding the Company, including, in particular, the current financial condition of the Company. No such investigation, however, shall qualify in any respect the representations and warranties of the Company in this Agreement. Without prejudice to the Purchaser's rights and remedies under this Agreement, the Purchaser is a financially sophisticated accredited investor within the meaning of Regulation D under the Securities Act of 1933 and is able to bear the economic risk and withstand a complete loss of its investment in the Shares.


                                   ARTICLE VI

                          COVENANTS OF THE COMPANY AND
                           THE PRINCIPAL SHAREHOLDERS

          The Company and the Principal Shareholders hereby covenant and agree to the following:

6.1  Conduct of the Business; Distributions.

          From the date hereof until the Closing Date, the Company shall conduct the Business in the ordinary course and in substantially the same manner as it has prior to the date of this Agreement and, with respect to the Business and other than in the ordinary course of the Business, shall not enter into any material agreements or take any other significant actions without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Company shall use its best efforts to preserve intact the Company's assets, the Business and the business organizations and relationships and goodwill of the Company with third parties with respect to the Business and keep available the services of the present employees, agents and other personnel of the Company. Without limiting the generality of the preceding sentence and except as otherwise expressly provided in this Agreement, from the date hereof until the Closing Date:

          (a) The Company shall promptly notify the Purchaser in writing of (i) any action, event, condition or circumstance, or group of actions, events, conditions or circumstances, that results in, or could reasonably be expected to result in, a Material Adverse Effect, (ii) the commencement of any legal proceeding by or against the Company or any Shareholder, or the Company or any Shareholder becoming aware of any threat, claim, action, suit, inquiry, proceeding, notice of violation, demand letter, subpoena, government audit or disallowance that could reasonably be expected to result in a legal proceeding, and (iii) the occurrence of any breach by the Company or any Shareholder of any representation or warranty, or any covenant or agreement, contained in this Agreement;

          (b) Without the Purchaser's prior written consent, the Company shall not and shall not agree to, and the Principal Shareholders shall cause the Company not to: (i) purchase or otherwise acquire assets from any other Person other than in the ordinary course of the Business; (ii) sell, assign, lease, license, transfer or otherwise dispose of, or mortgage, pledge or encumber, any of the Company's assets, except in the ordinary course of the Business; (iii) enter any agreement or arrangement that requires or allows payment (discount or otherwise), acceleration of payment or incurrence of liabilities, or the rendering of services by the Company outside the ordinary course of the Business; (iv) amend or modify in any material respect or terminate any Material Contracts resulting in a Material Adverse Effect on the Business; (v) except in the ordinary course of the Company's business, waive, cancel or take any other action materially impairing any of its rights relating to the Business; (vi) enter into or commit or propose to enter into any material agreement or contract, except contracts in the ordinary course of the Business specifically relating to engineering and design projects with clients and subcontractors in the transportation, energy, telecommunications and land development markets;
(vii) make any distribution, dividend, bonus or other payment to any officer, director, stockholder or affiliate of the Company or any of their respective affiliates or associates except for dividend, compensation, benefit or lease payments in the ordinary course and due or to become due under arrangements in existence prior to the Closing Date, and except for certain employee bonuses approved and paid before the Closing Date by the Company's board of directors, whether in the ordinary course of the Business or otherwise, not to exceed the levels of such bonuses reflected in the 1999 Balance Sheet; (viii) increase the level of compensation or other employment benefits of any employee of the Company; or (ix), except for debt incurred by or other obligation of the Company in connection with the repurchase of the ESOP Shares, (A) create, incur, assume, or guarantee any indebtedness for borrowed money or (B) incur any liability relating to a documentary or standby letter of credit, other than in each such case referred to in this clause (ix) in the ordinary course of the Business where the aggregate dollar amount of all of the foregoing by the Company does not exceed Fifty Thousand Dollars ($50,000).

          (c) The Company shall pay in the ordinary course of the Business, and in no event later than set forth in the terms of any applicable contract or agreement or as historically paid, all rents, insurance premiums, accounts payable (including, but not limited to, accounts payable to subcontractors, professional service providers and material suppliers), capital expenditures, taxes, general employment compensation and fringe benefits, interest on borrowed money and other amounts historically paid by the Company in the ordinary course of the Business.

6.2  Access to Information.

          Subject to compliance with Applicable Laws, from the date hereof until the Closing Date, the Company and the Principal Shareholders shall promptly: (a) give the Purchaser and its counsel, auditors and other authorized representatives reasonable access to the offices, properties, books and records relating to the Business upon reasonable prior notice; (b) furnish to the Purchaser and its counsel, auditors and other authorized representatives such information relating to the Business as the Purchaser may reasonably request; and (c) instruct the directors, officers, employees, counsel and auditors of the Company to cooperate with the Purchaser and its counsel, financial advisors, auditors and other authorized representatives in their investigation of the Business, provided that any meeting with the Company's personnel must be conducted during normal business hours and in the presence of a designated representative of the Company. Any information furnished by the Company or the Principal Shareholders pursuant to this Section 6.2 shall be governed by the continuing obligations of the parties under that certain Confidentiality Agreement dated July 31, 1999 between ITG and the Company, as amended, which agreement shall survive until the earlier of the Closing Date or the Drop-Dead Date under
Section 10.2 hereof.

6.3  Maintenance of Insurance Policies.

          On and after the date hereof (including after the Closing Date), neither the Company nor the Principal Shareholders shall take or fail to take any action if such action or inaction, as the case may be, would adversely affect the applicability of any insurance in effect on the date hereof that covers all or any part of the Business with respect to the period of time ending on the Closing Date.

6.4  Exclusivity.

          Neither the Company (nor any of its directors nor any advisors or representatives retained by the Company (collectively, the "Representatives"))
                                                            ---------------
nor any of the Principal Shareholders shall directly or indirectly solicit, initiate or encourage the submission of any proposal or offer from any Person with respect to the Company relating to any (a) merger or consolidation, (b) acquisition or purchase of all, substantially all or a material amount of the capital stock, securities or assets of the Company, or (c) similar transaction or business combination involving the Company. The Company and the Principal Shareholders shall immediately cease, and shall instruct its Representatives to immediately cease, any and all existing activities, discussions or negotiations with any Persons conducted heretofore with respect to any such transactions. In addition, the Company and each of the Principal Shareholders shall use its or his best efforts to prevent any officer, employee or other Shareholder of the Company from engaging in any and all activities, discussions and negotiations with respect to any such transactions.

6.5  ESOP.

          Prior to the Closing Date, the Company and the Shareholders shall cause Jeffrey M. Daggett to be removed as the trustee of the ESOP and be replaced by a competent individual or institution whose service as trustee would not entail any conflict of interest or otherwise violate Part 4 of Title I of the ERISA. Such new trustee shall cause the United States Department of Labor official currently in charge of such Department's audit of the ESOP to be notified of this Agreement and the transactions contemplated hereby, including, in particular and without limitation, the disposition of the ESOP. In addition, on or prior to the Closing Date, the Company shall repurchase from the ESOP all of the ESOP Shares, and such purchase shall satisfy the conditions of Section 408(e) of ERISA.

6.6  Delivery of Schedules.

          From time to time prior to the Closing but in no event later than ten
(10) business days before the Closing, the Company and the Shareholders may deliver or cause to be delivered to the Purchaser additional, supplemental or revised schedules to this Agreement; provided, that no information set forth on
                                     --------
any such schedule constitutes a material change or supplementation to any schedules previously furnished to the Purchaser.

                                  ARTICLE VII

                             CONDITIONS TO CLOSING

7.1.  Conditions to the Purchaser's Obligations.

          The obligations of the Purchaser to consummate the transactions contemplated on the Closing Date are subject to the reasonable satisfaction, on or before the Closing Date, of all the following conditions:

          (a) The Company and the Shareholders shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by the Company and the Shareholders on or before the Closing Date. All representations and warranties of the Company and the Shareholders contained in this Agreement, the schedules attached hereto, or in any agreement, document, instrument or certificate that shall be delivered by the Company and the Shareholders to the Purchaser under this Agreement shall be true, correct and complete in all material respects at and as of the Closing Date as though made on such date.

          (b) There shall not have occurred any Material Adverse Effect, in this case exceeding One Hundred Thousand Dollars ($100,000), on the condition (financial or other), results of operations or prospects of the Business. The Company shall not have sustained any material loss or damage to its assets exceeding One Hundred Thousand Dollars ($100,000), whether or not insured, that materially affects the ability of the Company to conduct the Business substantially as it presently is and has been conducted. All of the Principal Shareholders and all material members of the Company's senior management in the sole judgment of the Purchaser shall still be employed by the Company.

          (c) All Required Consents shall have been obtained.

          (d) No action or proceeding shall be completed or pending against the Company that has or is likely to result in a judgment, decree or order that would prevent or make unlawful the consummation of the transactions contemplated by this Agreement and there shall be in effect no order restraining or prohibiting the consummation of the transactions contemplated by this Agreement nor any proceedings pending with respect thereto.

          (e) There shall not exist any pending or threatened litigation, claim, assessment or other loss contingency against the Company or the Business seeking damages in excess of One Hundred Thousand Dollars ($100,000), or relief which, if granted, would have a Material Adverse Effect on the Business.

          (f) There shall not exist any material defaults under any of the Material Contracts.

          (g) The Company shall deliver to the Purchaser a certificate, dated on the date of Closing, executed in its corporate name by its Chairman, Chief Executive Officer or President certifying, in such detail as the Purchaser may reasonably request, to the fulfillment of the conditions specified in paragraphs (a) through (f) above.

          (h) Each of the Principal Shareholders shall have executed a Non-Competition Agreement in the form attached hereto as Exhibit B and each of
                                                     ---------
certain members of the Company's senior management indicated on Exhibit C hereto
                                                                ---------
shall have executed a Non-Solicitation and Confidentiality Agreement in the form attached hereto as Exhibit D.
                   ---------

          (i) The transactions contemplated by this Agreement and the consummation of the Closing shall not violate any Applicable Law.

          (j) The required approval by the Shareholders for the sale and purchase of the Shares contemplated by this Agreement set forth in paragraph (4) of Article III, Section 6.A. of the Bylaws of the Company, as heretofore amended, shall either have been obtained or eliminated altogether by a duly authorized amendment of such Bylaws.

          (k)  The Principal Shareholders shall have delivered to the Purchaser:

               (i) any and all certificates evidencing the Shares duly endorsed in blank or accompanied by duly executed stock powers;

               (ii) evidence reasonably satisfactory to the Purchaser in its sole discretion that all Encumbrances securing outstanding debts and obligations of the Company have been released and terminated, including, without limitation, UCC-3 financing statements; and

               (iii) a true and complete copy of the audited balance sheets and related statements of income, shareholders' equity and cash flows for the Company for the year ended December 31, 1999, together with the notes thereto and the reports thereon of Arthur Andersen LLP, certified public accountants.

          (l) Any waiting period applicable to the consummation of the transactions contemplated by this Agreement under the Hart-Scott-Rodino Act shall have expired or been terminated.

          (m) All of the directors of the Company shall have resigned as of the Closing Date and the Principal Shareholders shall have delivered to the Purchaser written instruments evidencing each such resignation.

          (n) The Company and the Shareholders shall cause the ESOP to be amended on or prior to the Closing Date to provide that, upon receipt of any cash to purchase all of the ESOP Shares:

               (i) any cash in respect of allocated ESOP Shares shall be immediately allocated to the accounts of their respective ESOP participants, any cash in respect of any ESOP Shares allocated to any suspense account shall be paid to the ESOP's creditor(s) to discharge the ESOP's indebtedness and any remaining cash shall thereupon be allocated to the accounts of the ESOP participants and treated as earnings of the ESOP, not as annual additions under Section 415 of the Code, and

               (ii) following receipt of any such cash and discharge of its indebtedness, the ESOP shall (A) immediately constitute a profit sharing plan, (B) cease to constitute an "employee stock ownership plan" within the meaning of Section 4975(e)(7) of the Code and (C) be terminated effective as of the Closing Date.

In addition, on or prior to the Closing Date, the trustee of the ESOP (or other fiduciary reasonably acceptable to the Purchaser) shall have received from a reputable, independent valuation firm reasonably satisfactory to the Purchaser an opinion that the transactions contemplated hereby are fair to the ESOP from a financial point of view and that the ESOP is receiving for the ESOP Shares an amount which is not less than "adequate consideration" within the meaning of
Section 3(18) of ERISA. A copy of such opinion shall have been delivered to the Purchaser on or prior to the Closing Date.

          (o) The Company and the Shareholders shall have caused the Company's 401(k) plan to be terminated not later than one (1) day prior to the Closing Date by appropriate action, including, without limitation, one or more duly authorized resolutions of the Company's board of directors and amendment of such 401(k) plan.

          (p) Upon the Closing, the Purchaser will acquire not less than eighty percent (80%) of the Shares; provided, however, in the event that the Purchaser
                             --------  -------
does not acquire at least eighty percent (80%) of the Shares at the Closing, the Closing Date shall be automatically extended not more than once by forty-five
(45) days, subject to Section 10.2 hereof; provided, further, that in the event
                                           --------  -------
the Purchaser acquires at least eighty percent (80%) but less than ninety percent (90%) of the Shares at the Closing, each Shareholder signatory hereto shall be deemed to have given the Purchaser an irrevocable proxy to be used in any subsequent meeting of the Shareholders duly called to consider and vote on the adoption and approval of a definitive agreement or plan of merger between the Company and either ITG or Acquisition Sub.

7.2 Conditions to the Obligations of the Company and the Shareholders.

          The obligations of the Company and the Shareholders to consummate the transactions contemplated on the Closing Date are subject to the reasonable satisfaction, on or before the Closing Date, of all the following conditions:

          (a) the Purchaser shall have performed and complied in all material respects with all covenants, conditions and obligations required by this Agreement to be performed or complied with by the Purchaser on or before the Closing Date. All representations and warranties of the Purchaser contained in this Agreement, or in any agreement, document, instrument or certificate that shall be delivered by the Purchaser to the Company under this Agreement, shall be true, correct and complete in all material respects at and as of the Closing Date as though made on such date.

          (b) All consents and approvals required to be obtained by the Purchaser for the consummation of the transactions contemplated by this Agreement shall have been received.

          (c) The Purchaser shall deliver to the Company and the Shareholders its certificate, dated the Closing Date, executed in its corporate name by its President, Vice President or Treasurer, certifying, in such detail as the Company may reasonably request, to the fulfillment of the conditions specified in paragraphs (a) and (b) above.

          (d) The Purchaser shall deliver to the Company and the Principal Shareholders an integration plan that will be developed consistent with the Purchaser's past practices (the "Principles of Integration" dated April 3,
2000). Such Principles of Integration shall address the Purchaser's current intentions with respect to, among other things, the organizational structure of the Company's business after the Closing, the transition and integration of employee compensation and benefits after the Closing, the specific roles of the Principal Shareholders in management of the Company's business after the Closing and the guidelines with respect to revenue recognition and the implementation of integration tasks. Such Principles of Integration shall be reasonably satisfactory to the Principal Shareholders.


                                  ARTICLE VIII

                 INDEMNIFICATION AND OTHER CONTINUING COVENANTS

8.1  Indemnification by the Shareholders.

          (a) Subject to the limitations provided herein and, with respect to the representations and warranties, for so long as the representations and warranties contained in Articles III and IV hereof survive pursuant to Section 8.5, the Purchaser and its directors, officers, employees, agents, representatives and affiliates (collectively, the "Purchaser Indemnitees") shall
                                                   ---------------------
be indemnified and held harmless to the extent set forth in this Article VIII by each of the Shareholders, severally with respect to the representations and warranties contained in Article III hereof and jointly and severally with respect to the representations and warranties contained in Article IV hereof, in respect of any demands, claims, losses, liabilities, damages, costs and expenses whatsoever (including, without limitation, any fines, penalties and reasonable fees and disbursements of counsel in investigating or defending any of the foregoing) (collectively, the "Losses") incurred by the Purchaser Indemnitees as
                               ------
a result of any inaccuracy or misrepresentation in or breach of any representation or warranty of the Company or the Shareholders in this Agreement or the Other Agreements; provided, however, that any claim for indemnification
                         --------  -------
that would otherwise terminate pursuant to this paragraph (a) shall continue to survive if a notice of claim is filed in good faith by the Purchaser on or before such termination date based on facts reasonably expected to establish a valid claim under this Article VIII.

          (b) Subject to the limitations provided herein and, with respect to the covenants, agreements or obligations of the Company or the Shareholders in this Agreement, until the second anniversary of the Closing Date, the Purchaser Indemnitees shall be indemnified and held harmless to the extent set forth in this Article VIII by each of the Principal Shareholders, jointly and severally, in respect of any Losses incurred by the Purchaser Indemnitees as a result of any breach of or failure to perform any covenant, agreement or obligation of the Company or the Shareholders in this Agreement or the Other Agreements; provided, however, that any claim for indemnification that
                      --------  -------
would otherwise terminate pursuant to this paragraph (a) shall continue to survive if a notice of claim is filed in good faith by the Purchaser on or before such termination date based on facts reasonably expected to establish a valid claim under this Article VIII.

          (c) Subject to the limitations provided herein, the Purchaser Indemnitees shall be indemnified and held harmless to the extent set forth in this Article VIII by each of the Shareholders, jointly and severally, in respect of any Losses incurred by the Purchaser Indemnitees as a result of any liability resulting from any pending audit of the ESOP conducted by the United States Department of Labor.

          (d) No Shareholder shall be required to pay any indemnification to the Purchaser Indemnitees in accordance with paragraphs (a), (b) and (c) above exceeding such portion of the Purchase Price as to which each such Shareholder is entitled under Section 1.2 hereof.

          (e) The Shareholders shall not be required to pay any indemnification to the Purchaser Indemnitees on account of Losses as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation or warranty contained in Article IV hereof or any covenant, agreement or obligation of the Company or the Shareholders in this Agreement or the Other Agreements until, and then only to the extent, the total of all such Losses exceeds One Hundred Thousand Dollars ($100,000) in the aggregate (the "Deductible");
                                                           ----------
provided, however, that in no event shall the maximum aggregate liability of the
--------  -------
Shareholders with respect to obligations to indemnify the Purchaser Indemnitees for Losses exceed Ten Million Dollars ($10,000,000).

          (f) In lieu of payment to the Purchaser Indemnitees by the Shareholders under paragraph (a), (b) or (c) above, on the date on which the First Anniversary Payment or the Second Anniversary Payment is paid to the Shareholders, the Purchaser shall offset, to the extent possible, all outstanding amounts of any indemnification which the Shareholders are required to pay under paragraph (a), (b) or (c) above against the First Anniversary Payment or the Second Anniversary Payment, as the case may be (any such amounts, an "Indemnification Offset"), upon written notice to the Shareholders at least
    ----------------------
thirty (30) days in advance of such Indemnification Offset describing with specificity the basis and calculations for the Indemnification Offset; provided,
                                                                       --------
that the Shareholders shall remain responsible for paying to the Purchaser Indemnitees any amounts of indemnification which the Shareholders are required to pay under paragraph (a), (b) or (c) above and which remain unpaid after such Indemnification Offset.

8.2  Indemnification by the Purchaser.

          (a) Subject to the limitations provided herein, the Shareholders shall each be indemnified and held harmless to the extent set forth in this Section
8.2 by the Purchaser for so long as the representations and warranties set forth in Article V hereof survive in respect of any Losses reasonably incurred by the Shareholders as a result of any inaccuracy or misrepresentation in or breach of or failure to perform any representation, warranty, covenant, agreement or obligation of the Purchaser in this Agreement or the Other Agreements.

          (b) The Purchaser shall not be required to pay any indemnification to the Shareholders until, and then only to the extent, the total of all such Losses referred to in paragraph (a) above exceeds the Deductible.

8.3  Indemnification with Respect to Third Party Claims.

          (a) As used herein, "Third Party Claim" means a Loss or potential Loss
                               -----------------
for which indemnification is claimed by the Purchaser under the provisions of this Article VIII and which is consequent to a claim against the Purchaser by a Person by commencement against the Purchaser of a legal action or proceeding or receipt by the Purchaser of an assertion of a claim for which indemnification is provided pursuant to this Article VIII, other than a Tax Claim (as hereinafter defined).

          (b) Within ten (10) days after its receipt of a Third Party Claim, the Purchaser shall give notice of such Third Party Claim to the Shareholders stating the nature thereof and enclosing copies of any complaint, summons, written assertion of such Third Party Claim or similar document. No claim for indemnification on account of a Third Party Claim shall be made and no indemnification therefore shall be available under this Article VIII until the Purchaser shall have given initial written notice of such claim to the Shareholders.

          (c) Except as hereinafter provided (including, but not limited to, Section 8.3(d)(ii) hereof), the Shareholders shall have the right to engage counsel (which counsel shall be reasonably acceptable to the indemnified party) and to defend a Third Party Claim, provided, that the Shareholders shall have provided notice to the Purchaser of their election to defend not later than thirty (30) days following their receipt of a notice of a Third Party Claim.
The indemnified party shall cooperate with such counsel. The Shareholders shall cause such counsel to consult with and inform the Purchaser as appropriate as to the defense of such claim, and the Purchaser may, at its own expense, participate in such defense, but the Shareholders shall, subject to Section 8.3(d)(ii) hereof, control such defense.

          (d) Notwithstanding anything to the contrary in Section 8.3(c) hereof:

               (i) The Purchaser shall have the right to engage counsel and to control the defense of a Third Party Claim if the Shareholders shall not have notified the Purchaser of their appointment of counsel and control of the defense of a Third Party Claim within the thirty (30) day period specified in Section 8.3(c).

               (ii) The Purchaser shall have the right, at its own expense, to engage counsel to participate jointly with the Shareholders in, and to control jointly with the Shareholders, the defense of a Third Party Claim if (A) the Third Party Claim involves remedies other than monetary damages and such remedies, in the Purchaser's reasonable judgment, could have an effect on the conduct of the Purchaser's business or (B) the Third Party Claim relates to acts, omissions, conditions, events or other matters occurring after the Closing Date as well as to acts, omissions, conditions, events or other matters occurring prior to the Closing Date.

               (iii) If the Purchaser chooses to exercise its right to appoint counsel under this Section 8.3(d), the Purchaser shall deliver notice thereof to the Shareholders. The Purchaser may deliver such notice at any time that the conditions to the exercise of such right appear to be fulfilled, it being recognized that in the course of litigation, the scope of litigation and the amount at stake may change. The Purchaser shall thereupon have the right to appoint such counsel.

               (iv) The reasonable fees and expenses of counsel and any accountants, experts or consultants engaged by the Purchaser in accordance with the provisions of Section 8.3(d)(i) in connection with defending a Third Party Claim shall be paid by the Shareholders in accordance with the provisions of this Article VIII.

          (e)  With respect to settlement of Third Party Claims:

               (i) The Shareholders may settle any Third Party Claim solely involving monetary damages only if the amount of such settlement is to be paid entirely by the Shareholders pursuant to this Article VIII.

               (ii) The Shareholders shall not enter into a settlement of a Third Party Claim which involves a non-monetary remedy or which shall not be paid entirely by the Shareholders pursuant to this Article VIII without the prior written consent of the Purchaser.

               (iii)  If the Purchaser defends a Third Party Claim pursuant to
          Section 8.3(d)(i), the Purchaser shall be free to compromise, defend and settle Third Party Claims without prejudice to any of its rights hereunder or under applicable law; provided, however, that if a claim
                                             --------  -------
          is settled without concurrence of the Shareholders, any dispute regarding the liability of the Shareholders to the Purchaser, if any, shall be resolved by arbitration in accordance with Section 11.13 hereof.

               (iv) As to any Third Party Claim of the type described in clause
          (B) of Section 8.3(d)(ii), the Purchaser and the Shareholders shall consult as to any proposed settlement. If either party notifies the other party that it desires to accept a proposed settlement and such other party is unwilling to do so, if the amount for which the Third Party Claim is ultimately resolved is greater than the amount for which the notifying party desired to settle, then the notifying party shall be liable only for the amount, if any, which it would have paid had the Third Party Claim been settled as proposed by such notifying party.

          (f) Notwithstanding anything to the contrary in this Section 8.3, in the event of any settlement of, or final judgment with respect to, a Third Party Claim which relates to acts, omissions, conditions, events or other matters occurring both before and after the Closing Date, (i) the Purchaser shall bear responsibility only for such portion of such Third Party Claim attributable to such acts, omissions, conditions, events or other matters occurring after the Closing Date and giving rise (in part) to such Third Party Claim, and (ii) the Shareholders shall bear responsibility only for such portion of such Third Party Claim attributable to such acts, omissions, conditions, events or other matters occurring before the Closing Date and giving rise (in part) to such Third Party Claim. Any dispute arising therefrom shall be resolved by arbitration in accordance with Section
11.13 hereof.

          (g) The Purchaser and the Shareholders shall cooperate with one another in good faith in connection with the defense, compromise or settlement of any Third Party Claim or action. Without limiting the generality of the foregoing, the party controlling the defense or settlement of any matter shall take steps reasonably designed to ensure that the other party and its counsel are informed at all times of the status of such matter. Neither party shall dispose of, compromise or settle any claim or action in a manner that is not reasonable under the circumstances and in good faith. The Shareholders shall enter into such confidentiality and other non-disclosure agreements as the Purchaser shall reasonably request in order to protect trade secrets and other confidential or proprietary information of the Company and the Purchaser. The Purchaser shall make available to the Shareholders, upon request, all information reasonably necessary for the Shareholders to evaluate or respond to any claim, investigation or action relating to the period prior to the Closing or to a claim for indemnification.

8.4  Taxes.

          (a) The Principal Shareholders and the Purchaser shall cooperate with each other in the conduct of any audit or other proceedings involving the Company which relate to Taxes. In the event a written notice of tax audit or written claim relating to Taxes (a "Tax Claim") shall be made by any
                                    ---------
Governmental Authority which, if successful, would result in an obligation on the part of the Principal Shareholders to indemnify the Purchaser pursuant to this Article VIII, the Purchaser shall notify the Principal Shareholders within thirty (30) days of its receipt of such Tax Claim, and the Principal Shareholders shall have the right to engage counsel to represent the Company in connection with such audit or other proceedings pertaining to such Tax Claim, notwithstanding that other issues may be involved with the audit or other proceedings at such time, but only insofar as such matters relate to periods ending on or before the Closing Date. The Principal Shareholders' right to defend such Tax Claim and the Purchaser's right to engage counsel shall be in accordance with the provisions pertaining to a Third Party Claim pursuant to Sections 8.3(c) and 8.3(d), respectively. The Principal Shareholders shall defend such Tax Claim at their expense, and shall have reasonable discretion to settle or compromise such Tax Claim with any taxing authority or take a position in any administrative or judicial proceedings. The Principal Shareholders and their representatives shall meet and confer with the Purchaser and its representatives during the pendency of any audit or similar proceedings and the Purchaser shall provide documents relating to such proceeding on a timely basis. The Purchaser shall have the right to participate in the audit or defense of any Tax Claim if the disposition thereof would have any impact on Taxes for periods ending after the Closing Date.

          (b) The Principal Shareholders shall promptly notify the Purchaser of the proposed disposition of any Tax Claim (a "Disposition Notice"), and if the
                                              ------------------
Tax Claim is payable entirely by the Principal Shareholders pursuant to this
Article VIII, no specific consent shall be required of the Purchaser, and Principal Shareholders shall be free to compromise, settle, or otherwise dispose of the Tax Claim described in the Disposition Notice. In all other cases, no compromise, settlement, or other disposition of the Tax Claim shall be authorized without the prior written consent of the Purchaser, and if the proposed disposition is disputed by the Purchaser, or if the Purchaser fails to give written consent within thirty (30) days of the receipt of the Disposition Notice, Jeffrey M. Daggett and Anthony J. DeLuca, or their respective successors or designees as provided in Section 1.3 hereof, shall attempt to resolve such dispute. If they are unable to resolve such dispute within thirty (30) days, such dispute shall be submitted to binding arbitration as provided in Section
11.13 hereof, unless the parties agree to an alternative means of dispute resolution.

8.5  Survival of Representation and Warranties.

          (a) Except as hereinafter provided in this Section 8.5, all representations and warranties of each party contained herein (including the Schedules) shall (i) be deemed to have been remade at the Closing, (ii) survive the Closing and (iii) expire on the second anniversary of the Closing Date;

provided, that the representations and warranties contained in Sections 3.1,
--------
3.2, 4.1 and 4.3 shall survive indefinitely; and the representations and warranties contained in Sections 4.14 and 4.19 and any other representation and warranty, the breach of which is based on fraud or willful misconduct, shall survive until the expiration of the applicable statute of limitation, including any extensions thereof. The liability of the Principal Shareholders with respect to such representations and warranties shall be subject to the same Deductible and exceptions thereto as that set forth in Section 8.1.

          (b) Any representation or warranty that would otherwise terminate pursuant to paragraph (a) above shall continue to survive if a notice of claim is filed in good faith by an indemnified party on or before such termination date based on facts reasonably expected to establish a valid claim under this
Article VIII.

8.6  ESOP Loan.

          Immediately prior to the Closing, the Purchaser shall loan the Company an amount in cash sufficient for the Company to repurchase all of the ESOP Shares pursuant to Section 6.5 hereof; provided, that a number of Shareholders
                                       --------
holding in the aggregate not less than eighty percent (80%) of the Shares (after giving effect to such repurchase of the ESOP Shares by the Company) shall each have signed a signature page hereto.

                                   ARTICLE IX

                             POST-CLOSING COVENANTS

          The Purchaser and the Principal Shareholders covenant and agree with such covenants and agreements to survive the Closing:

9.1  ITG Benefit Programs.

          Subject to the terms and conditions of this Agreement, each employee of the Company shall participate in ITG's Compensation and Benefit Programs;

provided, that each such employee of the Company shall receive credit for his or
--------
her years of service with the Company for purposes of determining eligibility for and vesting of benefits under such programs to the same extent as provided to ITG employees under ITG's then-current policies, except that the Company's severance or continuation pay policies or practices shall remain in effect for each such employee for a period of six (6) months after the Closing Date.

9.2  Employee Compensation.

          Subject to the terms and conditions of this Agreement, each employee of the Company shall receive initial annual compensation after the Closing (a) at levels currently provided by the Company or (b) at levels currently provided to similarly situated employees of ITG, at ITG's discretion. The Company's employees shall be given credit for service performed for the Company for the purposes of ITG's Compensation and Benefit Programs, including, but not limited to, accrued vacation and sick leave time.

9.3  Tax Matters.

          The following provisions shall govern the allocation of responsibility as between the Purchaser and the Principal Shareholders for certain tax matters following the Closing Date:

          (a) The Principal Shareholders shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company and its Subsidiaries for all periods ending on or prior to the Closing Date which are filed after the Closing Date. The Principal Shareholders shall permit the Purchaser to review and comment on each such Tax Return described in the preceding sentence prior to filing.

          (b) The Purchaser shall prepare and file all Tax Returns of the Company and its Subsidiaries for Tax periods which begin before the Closing Date and end after the Closing Date. The Principal Shareholders shall pay to the Purchaser within fifteen (15) days after the date on which Taxes are paid with respect to such periods an amount equal to their respective allocable portion of such Taxes that are not reflected in the reserve for Tax liability included in the Closing Balance Sheet. For purposes of this Section 9.4, in the case of any Taxes that are imposed on a periodic basis, other than Taxes based upon or related to income or receipts, that includes (but does not end on) the Closing Date, the Principal Shareholders shall only be liable for their pro rata portion of such Tax liability determined based on days up to and including the Closing Date over total days in the taxable period. In the case of any Tax based upon or related to income or receipts, the allocation shall be determined as if the relevant taxable period ended on the

Closing Date. The Principal Shareholders shall have the right of contribution against any of the other Shareholders for each such Shareholder's pro rata portion of any payments made by the Principal Shareholders to the Purchaser, or as to any Tax liability of the Principal Shareholders to the Purchaser, pursuant to this Section 9.3.

          (c) Jeffrey M. Daggett, so long as he is an officer of the Company, shall be authorized to execute after consultation with the other Principal Shareholder, but after consulting with the Purchaser, any Tax Returns or other tax reports filed after the Closing Date pursuant to paragraph (a) above on behalf of the Company but only as to periods ending before the Closing Date. If he is no longer an officer of the Company and William M. Jabs continues to be an officer of the Company, then William M. Jabs shall be authorized to execute after consultation with the other Principal Shareholders any such tax returns or reports filed after the Closing Date on behalf of Company. The Purchaser and the Principal Shareholders shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to this Section 9.4 and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party's request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided thereunder. The Company and its Subsidiaries and the Principal Shareholders agree (i) to retain all books and records with respect to Tax matters pertinent to the Company and its Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by the Purchaser or the Principal Shareholders, any extensions thereof) of the respective taxable periods, and (ii) to abide by all record retention agreements entered into with any taxing authority.

9.4  Further Assurances.

          From time to time, as and when requested by either the Purchaser or the Principal Shareholders, the other party shall execute and deliver, or cause to be executed and delivered, all such documents and instruments and shall take, or cause to be taken, all such further or other actions as such other party may reasonably deem necessary or desirable to consummate the transactions contemplated by this Agreement.

9.5  Appointment of Registered Agent.

          On or prior to the Closing Date, the Shareholders shall appoint a single registered agent for service of process with respect to any controversy or claim arising out of or relating to the Transaction Documents and shall prepay such registered agent's fees in an amount sufficient to cover such registered agent's services for a period of two years from the Closing Date.
The Shareholders shall promptly notify the Purchaser in writing of the identity, business address and telephone number of such registered agent (or any replacement thereof). In addition, each Shareholder shall promptly notify the Purchaser and such registered agent (or any replacement thereof) in writing of any change in such Shareholder's residential address.

9.6  Errors and Omissions Insurance.

          On or prior to the Closing Date, the Shareholders shall obtain from financially sound and reputable insurers, and maintain for a period of not less than two (2) years from the Closing Date, insurance against all claims, casualties and contingencies relating to errors and omissions by the Company in its performance of professional engineering and design services prior to and including the Closing Date (the "Tail Insurance"); provided, that the Purchaser
                                 --------------    --------
shall reimburse the Shareholders for an amount equal to thirty percent (30%) of the applicable premium for such Tail Insurance, such amount not to exceed One Hundred Five Thousand Dollars ($105,000). Such Tail Insurance policy shall specify:

          (a) a coverage period of not less than two (2) years;

          (b) a deductible of not more than Two Hundred Fifty Thousand Dollars ($250,000);

          (c) policy limits of not less than Five Million Dollars per occurrence and Ten Million Dollars ($10,000,000) in the aggregate; and

          (d) ITG and Acquisition Sub as additional named insureds.

The Shareholders shall pay the amount of the deductible with respect to any claim made under such Tail Insurance policy; provided, that the Purchaser shall
                                             --------
reimburse the Shareholders for an amount equal to thirty percent (30%) of the deductible paid by the Shareholders for each such claim.


                                   ARTICLE X

                              TERMINATION; DEFAULT

10.1  Termination.

          (a) This Agreement may be terminated and the transactions described herein abandoned in their entirety at any time prior to Closing by mutual written consent of the Purchaser and the Shareholders.

          (b) The Purchaser may terminate this Agreement upon written notice to the Company and the Shareholders in the event of:

               (i) a material breach of this Agreement by the Company and/or the Shareholders, which breach remains uncured by the Company and/or the Shareholders within fifteen (15) days after written notice thereof from the Purchaser,

               (ii) the non-occurrence of a condition to closing set forth in this Agreement on the Closing Date, which non-occurrence shall not have been attributable to the Purchaser or within the Purchaser's control,

               (iii) material differences between the information furnished or represented by the Company or any of the Principal Shareholders to the Purchaser and the results of the Purchaser's due diligence review (including, without limitation, the results of the Purchaser's second stage of due diligence and interviews with the Company's management and clients) in an aggregate amount of not less than One Hundred Thousand Dollars ($100,000),

               (iv) evidence of fraud on the part of the Company or any of the Principal Shareholders in furnishing information to the Purchaser for due diligence purposes, and

               (v) after the date hereof, any material change or supplementation to any of the schedules hereto furnished by the Company and/or the Shareholders to the Purchaser on or prior to the date hereof.

          (c) The Company and the Shareholders may terminate this Agreement upon written notice to the Purchaser in the event of:

               (i) a material breach of this Agreement by the Purchaser, which breach remains uncured by the Purchaser within fifteen (15) days after written notice thereof from the Company or any of the Shareholders,

               (ii) the non-occurrence of a condition to closing set forth in this Agreement on the Closing Date, which non-occurrence shall not have been attributable to the Company or the Shareholders or within the control of the Company or the Shareholders,

               (iii) material differences between the information furnished by the Purchaser to the Company and the results of the Company's due diligence review in an aggregate amount of not less than One Hundred Thousand Dollars ($100,000), and

               (iv) evidence of fraud on the part of the Purchaser in furnishing information to the Company for due diligence purposes.

10.2           Failure of Condition.

          If any of the conditions precedent to the Company's, the Shareholders' or the Purchaser's obligations hereunder are not satisfied and are not waived on or prior to the Closing Date, or if the Closing Date shall not have occurred on or before July 15, 2000 (the "Drop-Dead Date"), the Shareholders or the
                              --------------
Purchaser, as the case may be, may, at their option, and without prejudice to any rights they may have to damages for breach, terminate this Agreement by delivering written notice of termination to the other party.

10.3           Effect of Termination.

          (a) Subject to Section 10.1 hereof, if this Agreement is terminated by the Purchaser prior to Closing for any reason other than:

               (i) a material breach of this Agreement by the Company and/or the Shareholders,

               (ii) the non-occurrence of a condition to closing set forth in this Agreement on the Closing Date, which non-occurrence shall not have been attributable to the Purchaser or within the Purchaser's control,

               (iii) material differences between the information furnished or represented by the Company or any of the Principal Shareholders to the Purchaser and the results of the Purchaser's due diligence review (including, without limitation, the results of the Purchaser's second stage of due diligence and interviews with the Company's management and clients) in an aggregate amount of not less than One Hundred Thousand Dollars ($100,000), and

               (iv) evidence of fraud on the part of the Company or any of the Principal Shareholders in furnishing information to the Purchaser for due diligence purposes, and

               (v) after the date hereof, any material change or supplementation to any of the schedules hereto furnished by the Company and/or the Shareholders to the Purchaser on or prior to the date hereof.

the Break-Up Fee shall be paid to the Company in accordance with the Escrow Agreement and such payment of the Break-Up Fee shall constitute the sole and exclusive remedy of the Company and the Shareholders as a result of such termination of this Agreement by the Purchaser, as the case may be; provided,
                                                                    --------
that for the purposes of clause (ii) above, any change in the business of the Purchaser or its affiliates, including any change of control or change in the value of the Purchaser's capital stock, shall be considered "attributable to the Purchaser" or "within the Purchaser's control"; provided, further, that for the
                                                --------  -------
purposes of clause (ii) above, any failure of the Company to obtain the Required Consents shall be considered "not attributable to the Purchaser" or "not within the Purchaser's control" unless the Purchaser intentionally or unreasonably fails to cooperate with the Company to obtain the Required Consents.

          (b) Subject to Section 10.1 hereof, if this Agreement is terminated by the Company or any of the Shareholders prior to Closing for any reason other than:

               (i) a material breach of this Agreement by the Purchaser,

               (ii) the non-occurrence of a condition to closing set forth in this Agreement on the Closing Date, which non-occurrence shall not have been attributable to the Company or the Shareholders or within the control of the Company or the Shareholders,

               (iii) material differences between the information furnished by the Purchaser to the Company and the results of the Company's due diligence review in an aggregate amount of not less than One Hundred Thousand Dollars ($100,000), and

               (iv) evidence of fraud on the part of the Purchaser in furnishing information to the Company for due diligence purposes,

the Break-Up Fee shall be paid to ITG in accordance with the Escrow Agreement and such payment of the Break-Up Fee shall constitute the sole and exclusive remedy of ITG and the Purchaser as a result of such termination of this Agreement by the Company or any of the Shareholders, as the case may be.

          (c) If this Agreement is terminated pursuant to Section 10.1 hereof prior to Closing, (i) this Agreement shall forthwith become void and have no effect without any liability on the part of any party hereto, (ii) each and every representation and warranty in this Agreement shall expire, and none of the parties hereto shall be under any liability whatsoever with respect to any such representation or warranty, and (iii) the Break-Up Fee shall be paid to ITG.

10.4  Default by Purchaser.

          (a) In the event of any failure by the Purchaser to pay the First Anniversary Payment within ten (10) days after the first anniversary of the Closing Date (except in good faith adherence to the provisions herein with respect to the Book Value Adjustment, the Pro Rata Adjustment, the Indemnification Offset and the First Year Deficit Adjustment), in addition to the First Anniversary Payment, the Purchaser shall pay to the Shareholders an amount equal to the interest which would have accrued on account of the First Anniversary Payment (as adjusted for any Book Value Adjustment or Pro Rata Adjustment and less any Indemnification Offset or First Year Deficit Adjustment as of the first anniversary of the Closing Date) at a rate of eighteen percent (18%) per annum from the Closing Date through the date of payment of the First Anniversary Payment.

          (b) In the event of any failure by the Purchaser to pay the Second Anniversary Payment within ten (10) days after the second anniversary of the Closing Date (except in good faith adherence to the provisions herein with respect to the Book Value Adjustment, the Pro Rata Adjustment, the Indemnification Offset and the Second Year Deficit Adjustment), in addition to the Second Anniversary Payment, the Purchaser shall pay to the Shareholders an amount equal to the interest which would have accrued on account of the Second Anniversary Payment (as adjusted for any Book Value Adjustment or Pro Rata Adjustment and less any Indemnification Offset or Second Year Deficit Adjustment as of the second anniversary of the Closing Date) at a rate of eighteen percent (18%) per annum from the Closing Date up to the date of payment of the Second Anniversary Payment.

                                   ARTICLE XI

                                 MISCELLANEOUS

11.1  Notices.

          All notices, requests, demands, claims and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (a) if personally delivered, when so delivered, (b) if mailed, two business days after having been sent by registered or certified mail, return receipt requested, postage prepaid and addressed to the intended recipient as set forth below, (c) if given by telex or telecopier, once such notice or other communication is transmitted to the telex or telecopier number specified below and the appropriate answer back or telephonic confirmation is received, provided that such notice or other communication is promptly thereafter mailed in accordance with the provisions of clause (b) above, or (d) if sent through an overnight delivery service in circumstances to which such service guarantees next day delivery, the day following being so sent:

          If to the Company or the Shareholders:

          W & H Pacific, Inc.
          3350 Monte Villa Parkway
          Bothell, Washington  98021
          Attn:  Jeffrey M. Daggett
          Telecopier:  (425) 951-4707

          with a copy to:

          Keith G. Baldwin, Esq.
          Reed McClure
          Two Union Square
          601 Union Street, Suite 4800
          Seattle, Washington  98101-3900
          Telecopier:  (206) 223-0152

          If to the Purchaser:

          Evergreen Acquisition Sub I, Inc.
          2790 Mosside Boulevard
          Monroeville, Pennsylvania  15146-2792
          Attn:  Anthony J. DeLuca
          Telecopier:  (412) __________
          with a copy to each of:

          The IT Group, Inc.
          2790 Mosside Boulevard
          Monroeville, Pennsylvania  15146-2792
          Attn:  James G. Kirk, Esq.
          Telecopier:  (412) 858-3997

          Gibson, Dunn & Crutcher LLP
          333 South Grand Avenue
          Los Angeles, California 90071
          Attn:  Peter F. Ziegler, Esq.
          Telecopier:  (213) 229-7520

Any party may give any notice, request, demand, claim or other communication hereunder using any other means (including ordinary mail or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the individual for whom it is intended. Any party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other parties notice in the manner herein set forth.

11.2  Amendments; No Waivers.

          Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed, in the case of an amendment, by all parties hereto, or in the case of a waiver, by the party against whom the waiver is to be effective. No waiver by a party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent occurrence. No failure or delay by a party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

11.3  Expenses.

          All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such cost or expense.

11.4  Successors and Assigns.

          This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. No party hereto may assign either this Agreement or any of its rights, interests or obligations hereunder without the prior written consent of each other party, which consent shall not be unreasonably withheld.

11.5  Governing Law.

          This Agreement shall be construed in accordance with and governed by the internal laws (without reference to choice or conflict of laws) of the State of Washington.

11.6  Counterparts; Effectiveness.

          This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other parties hereto.

11.7  Entire Agreement.

          This Agreement (including the schedules, exhibits referred to herein which are hereby incorporated by reference) constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements, understandings and negotiations, both written and oral, between the parties with respect to the subject matter of this Agreement. Neither this Agreement nor any provision hereof is intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

11.8  Captions.

          The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. All references to an Article or Section include all subparts thereof.

11.9  Severability.

          If any provision of this Agreement, or the application thereof to any Person, place or circumstance, shall be held by a court of competent jurisdiction to be invalid, unenforceable or void, the remainder of this Agreement and such provisions as applied to other Persons, places and circumstances shall remain in full force and effect only if, after excluding the portion deemed to be unenforceable, the remaining terms shall provide for the consummation of the transactions contemplated hereby in substantially the same manner as originally set forth at the later of the date this Agreement was executed or last amended.

11.10  Attorneys' Fees.

          Should any action or proceeding be brought to construe or enforce the terms and conditions of this Agreement or the rights of the parties hereunder, the losing party shall pay to the prevailing party all court costs and reasonable attorneys' fees and costs (at the prevailing party's attorney's then-prevailing rates) incurred in such action or proceeding. A party that voluntarily dismisses an action or proceeding shall be considered a losing party for purposes of this Section 11.10. Subject to the individual and aggregate limits on the liability of the Shareholders as set forth in Article VIII hereof, attorneys' fees incurred in enforcing any judgment in respect of this Agreement are recoverable as a separate item. The preceding sentence is intended to be severable from the other provisions of this Agreement and to survive any judgment and, to the maximum extent permitted by law, shall not be deemed merged into any such judgment.

11.11          Definition of Knowledge.

          Whenever any fact or matter is stated to be to the knowledge of the Company, to the knowledge of the Principal Shareholders, to the knowledge of the Company and the Principal Shareholders, or any similar reference, such reference shall mean that the Company and the Principal Shareholders knew or should have known of the existence or non-existence of such fact or matter after having undertaken inquiry that is reasonable under the circumstances. For the purposes of this Agreement, "inquiry that is reasonable under the circumstances" shall mean inquiry of or by the Principal Shareholders and all of the individuals indicated on Exhibit E hereto; provided, that no inquiry shall be required in
             ---------         --------
the event neither of the Principal Shareholders nor any of the individuals indicated on Exhibit E hereto reasonably believes and concludes, after due
             ---------
consideration of the totality of the circumstances, that any inquiry is necessary or appropriate.

11.12          Publicity.

          No public release or announcement concerning this Agreement or the transactions contemplated hereby shall be made by any party hereto without prior written consent thereto by the Principal Shareholders and the Purchasers. No party shall disclose any term or terms of this Agreement to any third party without prior written consent thereto by the other party except (a) with respect to obtaining the consent of third parties pursuant to Section 4.17, (b) as necessary or desirable for either party to enforce its rights hereunder, or (c) as otherwise required by law.

11.13          Arbitration.

          Any controversy or claim arising out of or relating to the Transaction Documents shall first be discussed in a friendly and reasonable manner between the parties using their best efforts to resolve the matter. In the event that such dispute or controversy cannot be so resolved within thirty (30) days after receipt of the first written notice concerning such matter, the parties shall attempt expedited mediation of such dispute or controversy in accordance with the rules of the American Arbitration Association. In the event that such dispute or controversy is not resolved by mediation within thirty (30) days after receipt of the first written request for mediation, such dispute or controversy (other than the matters specified in the Non-Competition Agreement) shall be settled by binding arbitration conducted in the Seattle, Washington area by three (3) arbitrators in accordance with the rules of the American Arbitration Association in effect at the time, and judgment upon the award rendered pursuant thereto may be entered in any court having jurisdiction thereof, and all rights or remedies of the parties hereto, or any of them, to the contrary are hereby expressly waived. Arbitration pursuant to the provisions of this Section 11.13 and an award pursuant thereto shall be a condition precedent to the bringing of any action, suit, or proceeding by any party to this Agreement, for any form of relief against any party hereto.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

                              PURCHASER:
                              ---------

                              Evergreen Acquisition Sub I, Inc., a Delaware corporation

                              /s/ James Redwine
                              --------------------------------------------------
                              By: James Redwine
                                  President


                              The IT Group, Inc., a Delaware corporation

                              /s/ James Redwine
                              --------------------------------------------------
                              By: James Redwine
                                  Senior Corporate Counsel


                              COMPANY:
                              -------

                              W & H Pacific, Inc., a Washington corporation

                              /s/ Jeffrey M. Daggett
                              --------------------------------------------------
                              By: Jeffrey M. Daggett
                                  Chairman and Chief Executive Officer


                              PRINCIPAL SHAREHOLDERS:
                              ----------------------

                              /s/ Jeffrey M. Daggett
                              --------------------------------------------------
                              Jeffrey M. Daggett


                              /s/ William M. Jabs
                              --------------------------------------------------
                              William M. Jabs

                              OTHER SHAREHOLDERS:
                              ------------------


                              --------------------------------------------------


                              Print Name:
                                          --------------------------------------

                              Number of Shares:
                                                --------------------------------